Exhibit 10.76

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Among

BRIGHTLINE HOLDINGS LLC,

DESERTXPRESS ENTERPRISES, LLC

and

BENNY’S HOLDCO, LLC

Dated as of September 17, 2018

TABLE OF CONTENTS

i

GLOSSARY OF DEFINED TERMS

Definition	Location of Defined Terms

Accounting Methodologies	Section 10.04(b)
Acquisition	Section 1.01
Actual Fraud	Section 10.04(b)
affiliate	Section 10.04(b)
Affiliate Contracts	Section 3.15
Agreement	Preamble
Articles	Section 10.04(a)
Balance Sheet Date	Section 3.05(a)
Bankruptcy Exceptions	Section 10.04(b)
Base Share Closing Date Payment	Section 2.01(c)(ii)
Base Share Indemnity Escrow Amount	Section 10.04(b)
Benefit Plan	Section 10.04(b)
BLM	Section 3.03(c)
Business	Section 10.04(b)
business day	Section 10.04(b)
Buyer	Preamble
Buyer Common Share	Section 10.04(b)
Buyer Common Share Repurchase Amount	Section 2.02(c)
Buyer Common Share Repurchase Closing Date	Section 2.02(c)
Buyer Common Share Repurchase Notice	Section 2.02(c)
Buyer Common Share Repurchase Price	Section 10.04(b)
Buyer Common Share Value	Section 10.04(b)
Buyer Equity Valuation	Section 10.04(b)
Buyer Financial Statements	Section 5.05
Buyer Fundamental Representation	Section 10.04(b)
Buyer Indemnitee	Section 9.02(a)
Buyer IPO	Section 10.04(b)
Buyer IPO Price	Section 10.04(b)
Buyer Public Share	Section 10.04(b)
Calculation Time	Section 10.04(b)
Cash Purchase Price	Section 10.04(b)
Change of Control	Section 10.04(b)
Claims	Section 9.05(a)
Closing	Section 2.01(a)
Closing Date	Section 2.01(a)
Closing Date Share Election	Section 2.01(c)
Closing Date Payment	Section 10.04(b)
Closing Debt	Section 10.04(b)
Code	Section 2.01(e)
Commencement of Construction	Section 10.04(b)
Company	Preamble
Company Contracts	Section 3.08(a)

v

Definition	Location of Defined Terms

Company Disclosure Letter	Article III
Company Fundamental Representations	Section 10.04(b)
Company Monthly Financial Statements	Section 3.04
Company Properties	Section 3.13(d)
Confidentiality Agreement	Section 10.04(b)
Consent	Section 10.04(b)
Contract	Section 10.04(b)
Deductible	Section 9.07(a)
Deposit Amount	Section 10.04(b)
Deposit Date	Section 2.03
Direct Claim	Section 9.04(b)(i)
Disposed Share Value	Section 10.04(b)
Draft Allocation Schedule	Section 6.04(e)(ii)
Environmental Claims	Section 3.11(b)
Environmental Law	Section 3.11(b)
Environmental Reviews	Section 10.04(b)
ERISA	Section 10.04(b)
ERISA Affiliate	Section 10.04(b)
Exchange Act	Section 10.04(b)
Exercising Permitted Transferee	Section 10.04(b)
Exhibits	Section 10.04(a)
Final Allocation Schedule	Section 6.04(e)(i)
Financial Statements	Section 3.04
GAAP	Section 10.04(b)
Governmental Approvals	Section 10.04(b)
Governmental Entity	Section 10.04(b)
Guarantee	Section 10.04(b)
Hazardous Materials	Section 3.11(b)
Indebtedness	Section 10.04(b)
Indemnitee	Section 10.04(b)
Intellectual Property	Section 10.04(b)
IPO Date	Section 10.04(b)
IPO Outside Date	Section 2.02(a)
Judgment	Section 10.04(b)
Knowledge of the Company	Section 10.04(b)
Law	Section 10.04(b)
Leased Property	Section 3.13(c)
Legal Restraints	Section 7.01(c)
Liabilities	Section 3.05
Lien	Section 10.04(b)
Losses	Section 10.04(b)
Manager	Section 10.04(b)
Maximum Buyer Common Share Repurchase Amount	Section 10.04(b)
Member	Section 10.04(b)
Membership Interests	Section 10.04(b)

Definition	Location of Defined Terms

Natural Hazards Disclosure Reports	Section 3.11(b)
Operating Agreement	Section 10.04(b)
Optional Share Closing Date Payment	Section 10.04(b)
Optional Supplemental Share Purchase Price	Section 10.04(b)
Organizational Documents	Section 10.04(b)
Outside Date	Section 8.01(a)(iv)
Owned Property	Section 3.13(b)
Participant	Section 10.04(b)
Permitted Holder	Section 10.04(b)
Permitted Liens	Section 10.04(b)
Permitted Transferee	Section 10.04(b)
person	Section 10.04(b)
Pre-Closing Tax Period	Section 10.04(b)
Pre-Closing Tax Returns	Section 10.04(b)
Proceeding	Section 10.04(b)
Purchase Price	Section 10.04(b)
Real Property Interests	Section 3.13(d)
Real Property Lease	Section 3.13(c)
Release	Section 3.11(b)
Release Date	Section 9.08(a)
RELEASED MATTERS	Section 6.15
RELEASED PARTY	Section 6.15
Required Approvals	Section 7.02(f)
Required BLM Approval	Section 3.03(c)
Required STB Approvals	Section 3.03(c)
Restricted Action	Section 6.01(b)
Scheduled Company Intellectual Property	Section 3.14(a)
SEC	Section 10.04(b)
Sections	Section 10.04(a)
Securities Act	Section 5.04
Seller	Preamble
Seller Fundamental Representations	Section 10.04(b)
Seller Indemnitee	Section 9.03(a)
Seller Monthly Financial Statements	Section 3.04
Seller’s Aggregate IPO Holding	Section 10.04(b)
Share Consideration Target Value	Section 10.04(b)
Share Indemnity Escrow Amount	Section 10.04(b)
Share Indemnity Release Value	Section 10.04(b)
Share Projected Indemnity Amount	Section 10.04(b)
Share Purchase Price	Section 10.04(b)
Share Purchase Price True-Up	Section 10.04(b)
STB	Section 10.04(b)
Stockholder Agreement	Section 10.04(b)
Straddle Period	Section 10.04(b)
subsidiary	Section 10.04(b)

Definition	Location of Defined Terms

Supplemental Approval Closing Date	Section 2.04
Supplemental Approval Date	Section 2.04
Supplemental Approval Interest Rate	Section 10.04(b)
Supplemental Approvals	Section 10.04(b)
Supplemental Approvals Outside Date	Section 10.04(b)
Supplemental Cash Purchase Price	Section 10.04(b)
Supplemental Indemnification Shortfall Amount	Section 9.08(d)
Supplemental Pending Claims	Section 9.08(d)
Supplemental Resolved Losses	Section 9.08(d)
Supplemental Share Closing Date Payment	Section 2.04(b)
Supplemental Share Indemnity Escrow Amount	Section 10.04(b)
Supplemental Share Purchase Price	Section 10.04(b)
Takeover Proposal	Section 6.10(a)
tax return	Section 3.12(a)
taxes	Section 3.12(a)
taxing authority	Section 3.12(a)
Terminating Contracts	Section 6.14
Tharaldson Land Purchase	Section 10.04(b)
Tharaldson Land Purchase Agreement	Section 10.04(b)
Third-Party Claim	Section 9.04(a)(i)
Third-Party Consents	Section 10.04(b)
Unpaid Expenses	Section 10.04(b)
Voting Company Debt	Section 3.02(b)
Voting Subsidiary Debt	Section 3.17(b)
Yearly Financial Statements	Section 3.04

MEMBERSHIP INTEREST PURCHASE AGREEMENT dated as of September 17, 2018 (this “Agreement”), by and among BRIGHTLINE HOLDINGS LLC, a Delaware limited liability company (“Buyer”), DESERTXPRESS ENTERPRISES, LLC, a Nevada limited liability company (the “Company”), and BENNY’S HOLDCO, LLC, a Nevada limited liability Company (“Seller”).

WHEREAS Seller is the record and beneficial owner of 100% of the issued and outstanding Membership Interests of the Company; and

WHEREAS Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the Membership Interests;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

The Acquisition

Section 1.01          The Acquisition. On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all the Membership Interests, which Membership Interests shall be sold, transferred and delivered with full legal and beneficial title, free and clear of all Liens (other than transfer restrictions under applicable securities Laws) and together with all rights attached thereto, in exchange for the Closing Date Payment (as such payment may be adjusted pursuant to Article II, as applicable), on the terms and subject to the conditions set forth in Articles II and VII. The purchase and sale of the Membership Interests is referred to in this Agreement as the “Acquisition”.

ARTICLE II

Closing and Post-Closing Purchase Price Adjustment

Section 2.01          Acquisition Closing.

(a)           The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 9:00 a.m. New York City time on the second business day following the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of those conditions at such time) (or, to the extent permitted by applicable Law, waived in writing by the party entitled to the benefit thereof), or at such other place, time and date as may be agreed by Seller and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)          At least three business days prior to the Closing Date, the Company shall provide to Buyer reasonably detailed calculations of (i) the amount of Closing Debt and (ii) the amount of Unpaid Expenses, in each case calculated in accordance with the definition thereof set forth in this Agreement.

(c)           At the Closing:

(i)           Buyer shall pay, in cash by wire transfer of immediately available funds, the Cash Purchase Price (less the Deposit Amount (if any) previously paid pursuant to Section 2.03) to the bank account designated by Seller in writing at least three business days prior to the Closing Date;

(ii)          Buyer shall issue and deliver to Seller a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests or shares, as applicable) in book-entry form equal to (x) the Base Share Purchase Price minus (y) the Base Share Indemnity Escrow Amount (the “Base Share Closing Date Payment”);

provided, however, that if Buyer has not consummated a Buyer IPO on or prior to the Closing, Buyer shall have the option to elect, in lieu of paying the amount referred to in the foregoing clause (i), to issue and deliver to Seller a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability interests) in book entry form equal to the Optional Share Closing Date Payment (such election, if any, the “Closing Date Share Election”);

(iii)         Seller shall deliver or cause to be delivered to Buyer such instruments of transfer sufficient to transfer the Membership Interests;

(iv)         Buyer shall deliver to Seller, and Seller shall deliver to Buyer, a duly executed copy of the Stockholder Agreement;

(v)          the Company and Seller shall deliver to Buyer all certificates, resignations and payoff letters required to be delivered by the Company or Seller on or prior to the Closing Date pursuant to this Agreement; and

(vi)         Buyer shall deliver to Seller all certificates required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

(d)           Effective simultaneously with the Closing, (i) Seller shall cease to be a Member of the Company, (ii) Seller shall consent to Buyer becoming admitted as the sole Member of the Company and (iii) Buyer shall be admitted as the sole Member of the Company.

(e)           Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from the portion of the Closing Date Payment, the Deposit Amount, the payments required to be made pursuant to Section 2.04 (if any) and any release of the Share Indemnity Escrow Amount (or any other amount) otherwise payable pursuant to this Agreement to Seller, or for the benefit of Seller, such amounts as Buyer or any of its affiliates is required to deduct and withhold with respect to the making of any such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. tax Law. To the extent reasonably practicable, Buyer shall give Seller advance written notice of any intention to deduct or withhold any such amounts and the legal basis therefor and shall afford Seller the opportunity to provide documents and forms necessary to eliminate or reduce such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.

Section 2.02           Buyer IPO True-Up; Buyer Common Share Repurchase.

(a)           If (i) Buyer has not consummated a Buyer IPO on or prior to the Closing but consummates a Buyer IPO on or prior to the date that is twelve months after the Closing Date (the “IPO Outside Date”) and (ii) as of the IPO Date, Seller’s Aggregate IPO Holding is less than the Share Consideration Target Value, Buyer shall issue and deliver to Seller promptly following the IPO Date (but no later than 10 business days thereafter) a number of Buyer Public Shares (rounded up to the nearest whole number of shares) in book-entry form equal to the Share Purchase Price True-Up.

(b)           If (i) Buyer has not consummated a Buyer IPO on or prior to the Closing but consummates a Buyer IPO on or prior to the IPO Outside Date and (ii) as of the IPO Date, Seller’s Aggregate IPO Holding is less than the Share Consideration Target Value, any Share Indemnity Escrow Amount remaining as of the IPO Date shall be adjusted such that such remaining Share Indemnity Escrow Amount shall be a number of Buyer Public Shares equal to the quotient of (i) the product of (x) the Buyer Common Share Value multiplied by (y) the remaining Share Indemnity Escrow Amount as of the IPO Date divided by (ii) the Buyer IPO Price.

(c)           If (i) Buyer has not consummated a Buyer IPO on or prior to the Closing but consummates a Buyer IPO at any time thereafter and (ii) Buyer has issued and delivered to Seller (x) the Optional Share Closing Date Payment (in accordance with Section 2.01(c)) or (y) the Optional Supplemental Share Purchase Price (in accordance with Section 2.04)), then Seller shall have the right (on behalf of itself and each Exercising Permitted Transferee), by delivering written notice to Buyer on or prior to the date that is five business days following the IPO Date (such notice, if any, the “Buyer Common Share Repurchase Notice”), to elect to require Buyer to, on the date that is five business days following Seller’s delivery to Buyer of the Buyer Common Share Repurchase Notice, or such other date as may be agreed by Seller and Buyer (the “Buyer Common Share Repurchase Closing Date”), purchase, acquire and accept from Seller (and each Exercising Permitted Transferee) (and Seller (and each such Exercising Permitted Transferee) shall sell, transfer and deliver to Buyer), the aggregate number of Buyer Common Shares (not to exceed, in the aggregate, the Maximum Buyer Common Share Repurchase Amount) as Seller shall specify in the Buyer Common Share Repurchase Notice (such aggregate number of shares, the “Buyer Common Share Repurchase Amount”) (it being understood that Seller shall be required to specify in the Buyer Common Share Repurchase Notice the number of Buyer Common Shares that each of Seller and each Exercising Permitted Transferee desires to individually sell, transfer and deliver to Buyer pursuant to this Section 2.02(c)), and on the Buyer Common Share Repurchase Closing Date:

(A)           Buyer shall pay, in cash by wire transfer of immediately available funds, the relevant portion of the Buyer Common Share Repurchase Price to Seller and each Exercising Permitted Transferee to the bank account designated by Seller and each Exercising Permitted Transferee, as applicable, in writing at least three business days prior to the Buyer Common Share Repurchase Closing Date;

(B)          Seller and each Exercising Permitted Transferee shall deliver or cause to be delivered to Buyer such instruments of transfer sufficient to transfer the Buyer Common Share Repurchase Amount to Buyer; and

(C)          Seller and each Exercising Permitted Transferee shall execute and deliver to Buyer customary share transfer documentation reasonably requested by Buyer in connection with the transactions contemplated by this Section 2.02(c) and, without limiting the foregoing, Seller and each Exercising Permitted Transferee shall be required to make customary representations and warranties to Buyer in the definitive share transfer documentation related thereto.

Seller shall cause each Exercising Permitted Transferee to comply with this Section 2.02(c) and shall be entitled to enforce this Section 2.02(c) on behalf of each Exercising Permitted Transferee.

Section 2.03          Deposit Amount. If (a) the Closing shall not have occurred on or prior to November 30, 2018 (the “Deposit Date”) and (b) neither Seller nor the Company is then in breach (which breach has not been cured by Seller or the Company, as applicable) of any of its representations, warranties, covenants or agreements under this Agreement, then Buyer shall pay on the later of (i) the Deposit Date and (ii) the date such breach is so cured by the Company or Seller, as applicable, the Deposit Amount, in cash by wire transfer of immediately available funds, to the bank account designated by Seller in writing at least three business days prior to the Deposit Date.

Section 2.04          Supplemental Purchase Price. If Buyer has not obtained all of the Supplemental Approvals on or prior to the Closing but each of the Supplemental Approvals is thereafter obtained on or prior to the Supplemental Approvals Outside Date (the date on which all Supplemental Approvals have been obtained, if any, the “Supplemental Approval Date”; provided that the Supplemental Approval Date shall be deemed to have occurred for all purposes hereunder if a Change of Control or Commencement of Construction has occurred on or prior to the Supplemental Approvals Outside Date), then on the date that is 10 business days following the Supplemental Approval Date or such other date as may be agreed by Seller and Buyer (the “Supplemental Approval Closing Date”):

(a)           Buyer shall pay, in cash by wire transfer of immediately available funds, the Supplemental Cash Purchase Price to the bank account designated by Seller in writing at least three business days prior to the Supplemental Approval Closing Date; and

(b)           Buyer shall issue and deliver to Seller a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests or shares, as applicable) in book-entry form equal to (i) the Supplemental Share Purchase Price minus (ii) (x) in the event the Supplemental Approval Closing Date occurs prior to the Release Date, the Supplemental Share Indemnity Escrow Amount, or (y) in the event the Supplemental Approval Closing Date occurs on or after the Release Date, the Supplemental Indemnification Shortfall Amount calculated in accordance with Section 9.08(d) (the “Supplemental Share Closing Date Payment”);

provided, however, that (A) if Buyer has not consummated a Buyer IPO on or prior to the Supplemental Approval Date, Buyer shall have the option to elect, in lieu of paying the amount referred to in the foregoing clause (a), to issue and deliver to Seller a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests) in book entry form equal to the Optional Supplemental Share Purchase Price and (B) if Buyer has consummated a Buyer IPO prior to the Supplemental Approval Date, the number of Buyer Common Shares to be issued pursuant to Section 2.04(b) (and the number of Buyer Common Shares comprising the Supplemental Share Indemnity Escrow Amount or Supplemental Indemnification Shortfall Amount, as applicable) shall be appropriately adjusted to give effect to the provisions of Section 2.02(a), as if the Buyer Common Shares to be issued (or reserved in escrow, as applicable) pursuant to Section 2.04(b) had been issued on or prior to the IPO Date.

Section 2.05          Certain Adjustments.

(a)           Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Closing or (ii) any termination of this Agreement in accordance with Article VIII, the outstanding Buyer Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, conversion, or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Share Indemnity Escrow Amount, Base Share Closing Date Payment, Buyer Common Share Value and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Seller the same economic effect as contemplated by this Agreement prior to such event.

(b)           From and after the Closing, if, the outstanding Buyer Common Shares are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, conversion, or other similar transaction, or, in connection with a Buyer IPO, a stock dividend thereon shall be declared with a record date prior to the IPO Date, then (x) for the avoidance of doubt, any shares comprising the remaining Share Indemnity Escrow Amount shall be subject to any such events and (y) all calculations in Section 2.02(a), Section 2.02(b) and Section 2.04 shall be appropriately adjusted to provide Seller the same economic effect as contemplated by this Agreement prior to such event.

(c)           Nothing in this Section 2.05 shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE III

Representations and Warranties Regarding the Company

Except as set forth on the disclosure letter delivered by the Company to Buyer prior to the execution of this Agreement and dated the date hereof (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in a section or subsection of such disclosure letter shall apply only to the corresponding section or subsection of this Agreement, except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of this Agreement, in which case such disclosure shall also apply to such other section or subsection), the Company represents and warrants to Buyer as of the date of this Agreement and as of Closing as follows:

Section 3.01     Organization, Standing and Power.

(a)     The Company (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and (ii) has all requisite limited liability company power and authority to enable it to use its name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted. The Company is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary.

(b)     The Company has delivered to Buyer complete and accurate copies of its Organizational Documents and the Organizational Documents of its subsidiaries, in each case, as amended through the date of this Agreement.

(c)     Except as provided in Section 3.17, the Company does not own, directly or indirectly, any member’s interest in, membership units of, or other equity interests in, any person.

Section 3.02     Capital Structure.

(a)     Seller is the record and beneficial owner of 100% of the issued and outstanding Membership Interests. Except for the Membership Interests owned by Seller, no Membership Interests or other equity, membership, member’s or limited liability company interests in the Company are issued, reserved for issuance or outstanding. All outstanding Membership Interests are duly authorized and validly issued, with no obligation to make further payments to the Company for the purchase of Membership Interests or contributions to the Company solely by reason of the ownership of Membership Interests. No outstanding Membership Interests are subject to preemptive rights or were issued in violation of any preemptive rights. None of the issued and outstanding Membership Interests are subject to vesting or forfeiture conditions or a right of repurchase by the Company. There are no declared but unpaid dividends or other distributions in respect of any Membership Interests.

(b)     There are no bonds, debentures, notes or other Indebtedness of the Company that have or by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of Membership Interests or other equity, membership, member’s or limited liability company interests in the Company may vote (“Voting Company Debt”).

(c)     There are no securities, options, warrants, calls, rights, equity-appreciation rights, restricted equity units, equity-based performance units or Contracts of any kind to which the Company is a party, or by which the Company or any of its properties or assets are bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, Membership Interests or other equity, membership, member’s or limited liability company interests in, or securities convertible into, or exchangeable or exercisable for, Membership Interests or other equity, membership, member’s or limited liability company interests in, the Company or obligating the Company to issue, deliver, sell, grant, extend or enter into any such security, option, warrant, call, right, unit or Contract. There are no securities or other similar instruments or obligations of the Company, the value of which is in any way based upon or derived from any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company. There are no outstanding contractual or other obligations of the Company to (A) repurchase, redeem or otherwise acquire any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company or (B) vote or dispose of any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company except as set forth in the Operating Agreement. The Company is not a party to any voting agreement with respect to any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company. There are no irrevocable proxies and no voting agreements with respect to any Membership Interests or other equity interests in the Company other than the Operating Agreement.

(d)     Section 3.02(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all outstanding Indebtedness and Guarantees of the Company and its subsidiaries.

Section 3.03     Authority; Noncontravention.

(a)     The Company has the requisite limited liability company power and authority to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions hereof. The execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with the provisions hereof have been duly authorized by all necessary limited liability company action on the part of the Company, and no other proceedings on the part of the Company are necessary to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof. No vote or approval of holders of any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company or any of its subsidiaries is required in connection with the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with the provisions hereof. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Seller, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.

(b)     The execution, delivery and performance of this Agreement by Seller and the Company, the consummation by Seller and the Company of the transactions contemplated hereby and the compliance by Seller and the Company with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Company’s or any of its subsidiaries’ Organizational Documents, (ii) any Contract to which the Company or any of its subsidiaries is a party or any of their properties or assets are subject or (iii) subject to the governmental filings and other matters referred to in Section 3.03(c), any Law, Governmental Approval or Judgment, in each case applicable to the Company or any of its subsidiaries or any of their properties or assets.

(c)     No Consent of, or filing or submission with, or notification to, any Governmental Entity, is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with the provisions hereof, other than (i) those set forth on Section 3.03(c) of the Company Disclosure Letter, (ii) the Consents, filings or submissions as may be required under applicable requirements of the STB solely with respect to the STB’s approval or exemption of a change of control of the Company (the “Required STB Approvals”) and (iii) a decision by the Bureau of Land Management (“BLM”), pursuant to 43 C.F.R 2807.21, approving the assignment of the DesertXpress Right-of Way Grant in connection with the proposed acquisition of control by Buyer of the Company (the “Required BLM Approval”).

(d)     No Third-Party Consent is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with the provisions hereof.

Section 3.04     Financial Statements. The Company has made available to Buyer (i) the unaudited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 and the related unaudited consolidated statements of operations of the Company and its subsidiaries for the fiscal years ended on December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 (collectively, the “Yearly Financial Statements”), (ii) the unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of each calendar month during the period beginning January 1, 2017 and ending September 30, 2017 and the related unaudited consolidated statements of operations of the Company and its subsidiaries for each calendar month during such period (collectively, the “Company Monthly Financial Statements”) and (iii) the unaudited consolidated balance sheets of Seller and its subsidiaries as of the end of each calendar month during the period beginning October 1, 2017 and ending July 31, 2018 and the related unaudited consolidated statements of operations of Seller and its subsidiaries for each calendar month during such period (collectively, the “Seller Monthly Financial Statements” and, together with the Yearly Financial Statements and the Company Monthly Financial Statements, the “Financial Statements”). The Financial Statements (i) are complete and accurate in all material respects, (ii) were derived from and prepared in accordance with the underlying books, records and accounts of the Company and its subsidiaries, (iii) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except that the Financial Statements do not contain footnotes that may be required by GAAP, and the Company Monthly Financial Statements and the Seller Monthly Financial Statements are subject to normal and recurring year-end adjustments) and (iv) fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial position of the Company and its subsidiaries as of the dates thereof and the results of comprehensive income (loss) of the Company and its subsidiaries for the periods then ended.

Section 3.05     Undisclosed Liabilities.

(a)      Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) (“Liabilities”), except Liabilities (i) reflected or reserved against in the unaudited balance sheet of Seller as of April 30, 2018 (the “Balance Sheet Date”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices, or (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries (taken as a whole).

(b)     There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) pertaining to the Company or any of its subsidiaries.

Section 3.06     Absence of Certain Changes or Events.

(a)      Since April 30, 2018, (i) no Governmental Approval or Third-Party Consent required for the operation of the Business has expired or has been terminated, cancelled, revoked, suspended or otherwise lost; (ii) no new or additional conditions, restrictions or limitations have been imposed on any Governmental Approval or Third-Party Consent required for the operation of the Business; and (iii) the Company has not transferred, sold, disposed of, forfeited or lost its interests in or rights to any Company Properties.

(b)     Since April 30, 2018, neither the Company nor any of its subsidiaries has taken any Restricted Action.

Section 3.07      Proceedings. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or relating to the Business (including any Proceeding relating to or challenging (a) the issuance or approval of any Governmental Approval or Third-Party Consent required for the Business or (b) the Company’s or any of its subsidiary’s interests in or rights to any Company Properties), at law or in equity, or before or by any Governmental Entity, and neither the Company nor any of its subsidiaries is subject to any outstanding Judgment of any court or other Governmental Entity.

Section 3.08     Contracts.

(a)      Section 3.08(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Contracts to which the Company or any of its subsidiaries is a party to or bound by, or to which any of their properties or assets are subject (such Contracts, together with any Contract entered into after the date hereof that would have been required to be listed on Section 3.08 of the Company Disclosure Letter if such Contract had been entered into prior to the date hereof, the “Company Contracts”).

(b)     Each Company Contract is valid and binding on the Company or a subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and (i) none of the Company, or any its subsidiaries is in material violation or default under any Company Contract or has received notice of any asserted material violation or default by the Company or any of its subsidiaries party thereto under any Company Contract, (ii) no event or condition exists which constitutes, or with or without notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any material Contract, (iii) as of the date of this Agreement, no other party to the Company Contracts is, to the Knowledge of the Company, in material default in any respect thereunder and (iv) as of the date of this Agreement, none of the Company or any of its subsidiaries has received written notice from any other party to a Company Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of, any such Company Contract.

(c)      The Company has delivered to Buyer, prior to the execution of this Agreement, complete and accurate copies of all Company Contracts in effect as of the date hereof, and no such Company Contract has been modified, amended, waived or terminated since the date of such delivery.

Section 3.09     Compliance with Laws; Governmental Approvals; Third-Party Consents.

(a)      Since December 31, 2015, the Company and each of its subsidiaries has been and is in compliance in all material respects with all applicable Laws and Judgments, and, since December 31, 2015 to the date of this Agreement, the Company and its subsidiaries have not received any written notice or other written communication that they are in violation of any Law or Judgment or the subject of any investigation by any Governmental Entity with respect to any violation of any applicable Law or Judgment.

(b)     Section 3.09(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of, and the Company has provided Buyer with true and correct copies of, (i) all Environmental Reviews and Governmental Approvals obtained by or on behalf of the Company or any of its subsidiaries as of the date of this Agreement and (ii) to the extent not covered by the foregoing clause (i), all Governmental Approvals applied for within the twelve months preceding the date of this Agreement. No such Governmental Approvals or Environmental Reviews have been amended, modified or supplemented. There has occurred no material violation of, or default (with or without notice or lapse of time, or both) under, any such Governmental Approval, and all such Governmental Approvals are valid and in full force and effect. There are no (i) pending or, to the Knowledge of the Company, threatened, Proceedings which would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or impairment of any such Governmental Approvals or any terms thereof, or which challenge the validity or outcome of any Environmental Review or (ii) conditions, limitations or other terms of such Governmental Approvals or findings or outcomes of such Environmental Reviews that would reasonably be expected to materially impair the ability of the Company or its subsidiaries to own, lease, develop or operate its properties and assets and to carry on the Business.

(c)      Section 3.09(c) of the Company Disclosure Letter sets forth all actions that, to the Knowledge of the Company, the Company or any of its subsidiaries must take within one year after the date of this Agreement to ensure that the Governmental Approvals listed in Section 3.09(b) of the Company Disclosure Letter remain in good standing without material impact for the Company and its subsidiaries to own, lease, develop or operate their properties and assets and to carry on the Business and to ensure such Governmental Approvals are final and non-appealable (with all statutory, regulatory and administrative periods related thereto having expired).

(d)     Section 3.09(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all additional Governmental Approvals (other than those listed in Section 3.09(b) of the Company Disclosure Letter) that neither the Company nor any of its subsidiaries has yet obtained as of the date of this Agreement and, to the Knowledge of the Company, must be obtained in order for the Company and its subsidiaries to construct, operate, own, maintain and otherwise carry on the Business.

(e)      Section 3.09(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of, and the Company has provided Buyer with true and correct copies of, each Third-Party Consent (i) obtained by or on behalf of the Company or any of its subsidiaries in connection with the conduct of the Business and which is in effect as of the date of this Agreement and (ii) to the extent not covered by the foregoing clause (i), requested within the twelve months preceding the date of this Agreement. No such Third-Party Consents have been amended, modified or supplemented. There has occurred no material violation of, or default (with or without notice or lapse of time, or both) under, any such Third-Party Consent, and all such Third-Party Consents are valid and in full force and effect. There are no (i) pending or, to the Knowledge of the Company, threatened, Proceedings which would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or impairment of any such Third-Party Consents or any terms thereof or (ii) conditions, limitations or other terms of such Third-Party Consents that would reasonably be expected to materially impair the ability of the Company or its subsidiaries to own, lease, develop or operate its properties and assets and to carry on the Business.

(f)       Section 3.09(f) of the Company Disclosure Letter sets forth all actions that, to the Knowledge of the Company, the Company or any of its subsidiaries must take within one year after the date of this Agreement to ensure that the Third-Party Consents listed in Section 3.09(e) of the Company Disclosure Letter remain in good standing without material impact for the Company and its subsidiaries to own, lease, develop or operate their properties and assets and to carry on the Business and to ensure such Third-Party Consents are final and non-appealable (with all statutory, regulatory and administrative periods related thereto having expired).

(g)      Section 3.09(g) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all additional Third-Party Consents (other than those set forth on Section 3.09(e) of the Company Disclosure Letter) that neither the Company nor any of its subsidiaries has yet obtained as of the date of this Agreement and, to the Knowledge of the Company, the Company or its subsidiaries must obtain in order for the Company and its subsidiaries to construct, operate, own, maintain and otherwise carry on the Business.

(h)     To the Knowledge of the Company, each of the Company and its subsidiaries has completed all Environmental Reviews necessary for the operation of the Business.

Section 3.10     Benefit Plans.

(a)      None of the Company nor any of its subsidiaries employs or retains, or has since December 31, 2015 employed or retained, any individual as an employee, individual independent contractor or other individual service provider. None of the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under, any collective bargaining agreement or any other labor-related agreement with any labor union or any labor organization. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in, any liability or obligation of the Company or any of its subsidiaries with respect to any Participant.

(b)     None of the Company, its subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors or contributes to or is a party to, or is required to maintain, sponsor, contribute to or be a party to, any Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in, any liability of the Company or any of its subsidiaries with respect to any (i) employee benefit plan, policy, program or arrangement now maintained or required to be maintained, or previously maintained or required to be maintained, by the Company, any of its subsidiaries or any of their respective ERISA Affiliates (or to which any such entity ever contributed or was required to contribute) or (ii) any compensation agreement or other similar arrangement to which the Company, any of its subsidiaries or any ERISA Affiliate is a party.

(c)      None of the Company nor any of its subsidiaries has or is reasonably likely to incur any liability or obligation arising out of (i) the misclassification of individuals hired to provide services to the Company and its subsidiaries and treating such individuals as consultants or independent contractors and not as employees, including for purposes for participation of such individuals in any Benefit Plans or (ii) any arrangement with any Person involving the (A) leasing of employees or (B) co-employment of individuals, in the case of this clause (ii), for purposes of providing services to the Company and its subsidiaries, including any liability or obligation under or on account of (x) any Benefit Plan or any benefit plan, program, Contract or arrangement of such Person or (y) the failure to comply with applicable Laws with respect to any such individuals.

Section 3.11         Additional Environmental Matters.
(a)          To the Knowledge of the Company, each of the Company and its subsidiaries are, and since December 31, 2015 have been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its subsidiaries have received any (i) communication alleging that the Company or any of its subsidiaries is in violation of, or may have material Liability under, any Environmental Law or (ii) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (b) there are no material Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries; (c) to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Material, and there are no other facts or conditions, that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its subsidiaries; (d) to the Knowledge of the Company, there are no underground or aboveground storage tanks or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company or any of its subsidiaries; (e) neither the Company nor any of its subsidiaries have retained or assumed, either contractually or by operation of Law, any Liabilities that would reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its subsidiaries; and (f) the Company has delivered to Buyer complete and accurate copies of all Phase I and Phase II environmental assessments, remedial reports, environmental compliance audits, Natural Hazard Disclosure Reports and other material environmental reports and correspondence relating to the Business, the Company Properties or any real properties or interest in real properties formerly owned, leased or otherwise possessed by the Company and its subsidiaries.
(b)          For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial Proceedings, Judgments, demands, directives, Liens or notices of noncompliance or violation by or from any person alleging Liability of any kind or nature (including Liability or responsibility for the costs of enforcement Proceedings, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law, Governmental Approval or Judgment enacted, entered, promulgated, enforced or issued by or with any Governmental Entity relating to pollution, the environment, the climate, natural resources, health and safety, noise, the protection of wetlands, wildlife, biota or endangered or threatened species or the management of waste, wastewater or storm water; (iii) “Hazardous Materials” means (a) any petroleum or petroleum products, by-products, fractions, additives or derivatives, (b) any methane gas, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel, radioactive materials or wastes, asbestos, polychlorinated biphenyls, chlorofluorocarbons and other ozone-depleting substances and (c) any other chemical, material, substance or waste that is regulated or can form the basis in liability under any Environmental Law; (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture; and (v) “Natural Hazards Disclosure Reports” means any reports disclosing whether a real property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(1)); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (d) a wild land area that may contain substantial forest fire risks and hazards California Public Resources Code Section 4135; (e) earthquake fault zone (California Public Resources Code Section 2622); or (f) a seismic hazard zone (California Public Resources Code Section 2696).

Section 3.12         Taxes.
(a)          As used in this Agreement, (1) “taxes” means all taxes, levies, imposts, assessments, duties, tariffs, withholdings, fees or similar charges of any kind whatsoever, in each case in the nature of a tax, imposed by any Governmental Authority or other taxing authority, whether domestic or non-U.S. (including income, excise, property, sales use, transfer conveyance, payroll or other employment related tax or contribution, unemployment insurance premiums, license, registration, ad valorem, value added, social security, franchise, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts, whether disputed or not; (2) “taxing authority” means any governmental or quasi-governmental body (including any subdivision, agency or commission thereof) exercising regulatory authority in respect of taxes; and (3) “tax return” means any return, declaration, report, form, schedule, notice, claim for refund, estimate, information return or statement, including any related or supporting information with respect thereto, and including any amendment thereof, filed or required to be filed with any taxing authority.
(b)          Neither the Company nor any of its subsidiaries is currently classified as, or has made an election under U.S. Treasury Regulations Section 301.7701-3 to be classified as, an association taxable as a corporation for U.S. Federal income tax purposes.
(c)          The Company and each of its subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all tax returns required to be filed by any of them, and all such filed tax returns (taking into account all amendments thereto) are complete and accurate in all material respects. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any tax return that has not yet been filed.
(d)          All taxes owed by the Company and each of its subsidiaries that are due (whether or not shown as due on a tax return) have been duly and timely paid in accordance with all applicable Laws. The Company and each of its subsidiaries has accrued on its books and records, in accordance with GAAP, all taxes that are not yet due and payable.
(e)          There are no Liens for taxes upon the properties or assets of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due and payable.
(f)          The Company and each of its subsidiaries has not received notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any taxes of the Company or any of its subsidiaries. Each assessed deficiency resulting from any audit or examination by any taxing authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its subsidiaries.

(g)          Neither the Company nor any of its subsidiaries has currently in effect or pending written requests, agreements, Consents or waivers of any statute of limitations in respect of taxes or any agreement to any extension of time with respect to an assessment or deficiency for taxes (other than pursuant to extension of time to file tax returns obtained in the ordinary course of business).
(h)          Neither the Company nor any of its subsidiaries is (i) liable with respect to taxes of any other person as a transferee or successor, by Contract or otherwise, or (ii) a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice (whether express or implied) with respect to taxes (including any closing agreement or other agreement relating to taxes with any taxing authority).
(i)          Neither the Company nor any of its subsidiaries will be required to include in any taxable period ending after the Closing Date (i) taxable income attributable to income that accrued in a taxable period prior to the Closing Date but not recognized in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provision of any Law), or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Closing Date) or (ii) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Closing Date.
(j)          Each of the Company and its subsidiaries has complied in all material respects with all applicable Laws relating to the collection, payment and withholding and remittances of taxes.
(k)          No claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file tax returns that the Company or any of its subsidiaries is or may be subject to taxes assessed by such jurisdiction.
(l)          Neither the Company nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).
(m)          Section 3.12(m) of the Company Disclosure Letter sets forth a list of all tax returns required to be filed by the Company or any of its subsidiaries for which the applicable taxable period began before and ends after the Closing Date.
Section 3.13         Real and Personal Property.
(a)          Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all of its real and personal property and assets, free and clear of all Liens, other than Permitted Liens. The Company and its subsidiaries own, lease or otherwise possess a valid legal interest in all Company Properties necessary and sufficient for the conduct of the Business.

(b)          Section 3.13(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all land, buildings, facilities, locations, offices and other real property interests owned in fee simple by the Company or any of its subsidiaries (each, an “Owned Property”), including, for each such Owned Property, a legal description (with acreage and square footage), the name of the record owner, and the permitted use thereof. With respect to the Owned Properties, (i) none of the Company or its subsidiaries have leased or otherwise granted anyone the right to use or occupy any Owned Property or any portion thereof, (ii) there are no outstanding contracts, options, rights of first offer or rights of first refusal in favor of any third parties to purchase any Owned Property or any portion thereof or interest therein and (iii) there is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of the Company, threatened, affecting any parcel of Owned Property or any portion thereof or interest therein.
(c)          Section 3.13(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each lease, sublease, license or other occupancy agreement in respect of any real property to which the Company or any of its subsidiaries is a party as lessee, sublessee, licensee or occupant (each such lease, sublease, license or other occupancy agreement, together with any amendments thereto, and any lease, sublease, license or other occupancy agreement entered into after the date hereof that would have been required to be listed on Section 3.13(c) of the Company Disclosure Letter, a “Real Property Lease” and the real property demised under or subject to each Real Property Lease, a “Leased Property”). With respect to the Leased Properties, (i) each Real Property Lease is legal, valid, binding and in full force and effect and is enforceable by the Company or one of its subsidiaries (as applicable) against the other party or parties thereto in accordance with its terms, subject to the Bankruptcy Exceptions, (ii) the Company or one of its subsidiaries (as applicable) has performed all material obligations required to be performed by it under each Real Property Lease and is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of the Company, no other party to any Real Property Lease is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder, (iv) the delivery and execution of this Agreement and the consummation of the transactions contemplated hereunder do not require the consent of the landlord or any other person under any such Real Property Lease, (v) none of the Company or its subsidiaries have subleased, licensed or otherwise granted anyone the right to use or occupy any Leased Property or any portion thereof or have collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any portion of a Leased Property. Complete and accurate copies of each Real Property Lease have been delivered to Buyer and no such Real Property Lease has been modified, amended, waived or terminated since the date of such delivery.

(d)          Section 3.13(d) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material easement, access right, encroachment agreement, right of way, crossing agreement and other similar real property right to which the Company or any of its subsidiaries benefits from or is a party (the “Real Property Interests”, and the Owned Properties, Leased Properties and Real Property Interests, collectively, shall hereinafter be known as the “Company Properties”). With respect to the Real Property Interests, (i) such Real Property Interest is legal, valid, binding and in full force and effect and is enforceable by the Company or one of its subsidiaries (as applicable) against the other party or parties thereto in accordance with its terms, subject to the Bankruptcy Exceptions, (ii) the Company or one of its subsidiaries (as applicable) has performed all material obligations required to be performed by it under each Real Property Interest and is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder, (iii) to the Knowledge of the Company, no other party to any Real Property Interest is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder, (iv) the delivery and execution of this Agreement and the consummation of the transactions contemplated hereunder do not require the consent of the land owner or any other person under any such Real Property Interest, (v) none of the Company or its subsidiaries have leased, licensed or otherwise granted anyone the right to use or occupy any Real Property Interest or any portion thereof or have collaterally assigned or granted any other security interest in any such Real Property Interest or any interest therein and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any portion of a Real Property Interest.
(e)          Except for the Company Properties, none of the Company or any of its subsidiaries occupy, are legally obligated for, have an interest in, or otherwise use, any land, buildings, facilities, locations or offices, and nor do they have any rights or obligations to acquire such interests.
(f)          None of Seller, the Manager, any Member or any other affiliate of Seller (other than the Company and its subsidiaries) owns or has any interest in any of the assets, properties or rights utilized by the Company or any of its subsidiaries in the operation of the Business as presently conducted.
Section 3.14         Intellectual Property.
(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registrations and applications for registrations of Intellectual Property owned by the Company or any of its subsidiaries (the “Scheduled Company Intellectual Property”).
(b)          (i) The Company or one of its subsidiaries exclusively owns all right, title and interest in and to the Scheduled Company Intellectual Property, free and clear of all Liens; (ii) all necessary filings, registrations, recordations and payments necessary to protect and maintain the Company’s or one of its subsidiaries’ interest in the Scheduled Company Intellectual Property have been made; (iii) there are no Proceedings (including for opposition, cancellation, revocation or rectification) pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness, registration or use of the Scheduled Company Intellectual Property; (iv) neither the Company nor any of its subsidiaries is subject to any outstanding Judgment involving the Scheduled Company Intellectual Property; and (v) the Scheduled Company Intellectual Property is subsisting, valid and enforceable.

(c)          Since December 31, 2015, the activities of the Company and its subsidiaries and, to the Knowledge of the Company, of any licensee of Intellectual Property licensed by the Company or any of its subsidiaries have not infringed, misappropriated or otherwise conflicted with the Intellectual Property of any third-party. To the Knowledge of the Company, no third-party has infringed or misappropriated since December 31, 2015, or is infringing or misappropriating, any material Scheduled Company Intellectual Property. During the period from December 31, 2015 to the date hereof, neither the Company nor any of its subsidiaries has initiated or threatened in writing any claim, and after the date hereof neither the Company nor any of its subsidiaries will have initiated or threatened in writing any material claim, in each case against any person alleging that such person infringes any Company Intellectual Property. During the period from December 31, 2015 to the date hereof, no person has initiated or threatened in writing any claim, and after the date hereof no person will have initiated or threatened in writing any material claim, in each case against the Company or any of its subsidiaries alleging that the Company or any of its subsidiaries infringes Intellectual Property of any third-party.
Section 3.15         Transactions with Affiliates. There are no Contracts currently in effect or pursuant to which the parties thereto have current or future rights or obligations between, among or involving the Company or any of its subsidiaries, on the one hand, and Seller, the Manager, any Member or any other affiliate of Seller (other than the Company and its subsidiaries) or any Participant, on the other hand (such Contracts, “Affiliate Contracts”). No payments (including dividends, distributions, loans, service or trade payments, salary, bonuses, payments under any management, consulting, monitoring or financial advisory agreement, advances or otherwise) have been made to or received from the Company or any of its subsidiaries, on the one hand, and Seller or any of its affiliates (other than the Company and its subsidiaries) or any Participant, on the other hand. No affiliate of the Company or any of its subsidiaries (including Seller) owns, leases or holds any assets (including any Governmental Approvals and Third-Party Consents) used by the Company and its subsidiaries or which would reasonably be expected to be used in the Business.
Section 3.16         Brokers. No brokers or finders have acted for any of Seller, the Company or any other affiliate of any of Seller in connection with this Agreement or the transactions contemplated hereby and no person may be entitled to any brokerage fee, finder’s fee or commission in respect thereof.
Section 3.17         Subsidiaries.
(a)          Section 3.17 of the Company Disclosure Letter identifies each subsidiary of the Company, as of the date of this Agreement, together with the jurisdiction of its organization and the number of shares of each class of its capital stock (or other equity, membership or limited liability company interest) owned by the Company, any of its subsidiaries, or any other person, all of which have been duly authorized, validly issued and are fully paid and nonassessable, and none of which are subject to or have been issued in violation of any purchase option, call option, subscription right or forfeiture conditions or any similar right under the Organizational Documents of such subsidiary or any Contract to which such subsidiary is party or otherwise bound. The subsidiaries of the Company do not have any other capital stock (or other equity, membership or limited liability company interest) authorized, issued or outstanding, and there are no securities, options, warrants, calls, rights, equity-appreciation rights, restricted equity units, equity-based performance units or Contracts of any kind to which any subsidiary of the Company is a party, or by which any subsidiary of the Company or any of its properties or assets are bound, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, capital stock (or other equity, membership or limited liability company interests) in, or securities convertible into, or exchangeable or exercisable for, capital stock (or other equity, membership or limited liability company interests) in, any subsidiary of the Company or obligating any subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any such security, option, warrant, call, right, unit or Contract. There are no outstanding contractual or other obligations of any subsidiary of the Company to (A) repurchase, redeem or otherwise acquire any capital stock (or other equity, membership or limited liability company interests) in such subsidiary or (B) vote or dispose of any capital stock (or other equity, membership or limited liability company interests) in such subsidiary. No subsidiary of the Company is a party to any voting agreement with respect to any capital stock (or other equity, membership or limited liability company interests) in such subsidiary. There are no irrevocable proxies and no voting agreements with respect any capital stock (or other equity, membership or limited liability company interests) in any subsidiary of the Company.

(b)          There are no bonds, debentures, notes or other Indebtedness of any subsidiary of the Company that have or by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of capital stock (or other equity, membership or limited liability company interests) in such subsidiary may vote (“Voting Subsidiary Debt”). There are no securities or other similar instruments or obligations of any subsidiary of the Company, the value of which is in any way based upon or derived from any capital stock (or other equity, membership or limited liability company interests) in any subsidiary of the Company.
(c)          Each subsidiary identified on Section 3.17 of the Company Disclosure Letter (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite corporate, or other legal entity, as the case may be, power and authority to enable it to use its name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted. Each subsidiary identified on Section 3.17 of the Company Disclosure Letter is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary.
(d)          Each subsidiary identified on Section 3.17 of the Company Disclosure Letter is, directly or indirectly, wholly owned by the Company, free and clear of any Liens. There are no declared but unpaid dividends or other distributions in respect of any share of capital stock (or other equity or voting interest) in any of the subsidiaries of the Company.
Section 3.18         Exclusivity of Representations and Warranties. Neither the Company nor any of its affiliates is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating the financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article III, Article IV and the Company Disclosure Letter, and the Company hereby disclaims any such other representations and warranties. The Company acknowledges and agrees that except for the representations and warranties made by Buyer in Article V and in the Buyer Disclosure Letter, neither Buyer nor any of its affiliates makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer or its affiliates.

ARTICLE IV
Representations and Warranties Regarding Seller
Except as set forth on the Company Disclosure Letter, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing as follows:
Section 4.01          Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada and has all requisite power and authority to carry on its business as presently conducted.
Section 4.02         Authority; Noncontravention.
(a)          Seller has the requisite capacity and authority to execute, deliver and perform this Agreement and the Stockholder Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the provisions hereof and thereof. The execution, delivery and performance of this Agreement and the Stockholder Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and thereby and the compliance by Seller with the provisions hereof and thereof have been duly authorized by all necessary limited liability company action on the part of Seller, and no other limited liability company proceedings on the part of Seller are necessary to execute, deliver and perform this Agreement or the Stockholder Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the provisions hereof and thereof. Seller has duly executed and delivered this Agreement and, subject to the terms and conditions of this Agreement, will duly execute and deliver the Stockholder Agreement at the Closing, and, assuming due authorization, execution and delivery by Buyer and the Company, constitutes (or, in the case of the Stockholder Agreement, will constitute) a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.
(b)          The execution, delivery and performance of this Agreement and the Stockholder Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and thereby and the compliance by Seller with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Seller under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Organizational Documents of Seller, (ii) any Contract to which Seller is a party or any of its properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.02(c), any Law or Judgment, in each case applicable to Seller or any of its properties or assets.

(c)          No Consent of, or filing or submission with, any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the Stockholder Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and thereby or the compliance by Seller with the provisions hereof and thereof, other than (i) the Required STB Approvals and (ii) the Required BLM Approval.
(d)          No Consent of, or filing or submission with, or notification to, any person (that is not a Governmental Entity) is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the Stockholder Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and thereby or the compliance by Seller with the provisions hereof and thereof.
Section 4.03         Title to Membership Interests. Seller (i) holds and has good and valid title to all of the outstanding Membership Units, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements (except for any such Liens or proxies arising hereunder and except for the Operating Agreement) and (ii) is the sole record and beneficial owner thereof. Without limiting the foregoing, Seller is not a party to any Contract pursuant to which any person (other than Buyer) has a right to acquire the Membership Units. Assuming Buyer has the requisite power and authority to be the lawful owner of such Membership Interests, upon delivery to Buyer at the Closing of an instrument sufficient to transfer such Membership Interests, and upon Seller’s receipt of the amount payable to Seller pursuant to Sections 2.01(c)(i) and 2.01(c)(ii), good and valid title to such Membership Interests will pass to Buyer, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements.
Section 4.04         Transactions with Affiliates. None of Seller or any of its affiliates (other than the Company and its subsidiaries) owns or has any interest in any of the assets, properties or rights utilized by the Company or any of its subsidiaries or otherwise related to the Business.
Section 4.05         Exclusivity of Representations and Warranties. Neither Seller nor any of its affiliates is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to the financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in Article III, this Article IV and the Company Disclosure Letter, and Seller hereby disclaims any such other representations and warranties. Seller acknowledges and agrees that except for the representations and warranties made by Buyer in Article V and in the Buyer Disclosure Letter, neither Buyer nor any of its affiliates makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer or its affiliates.

ARTICLE V

Representations and Warranties Regarding Buyer

Buyer represents and warrants to Seller as of the date of this Agreement and as of Closing as follows:

Section 5.01          Organization. Buyer is, as of the date of this Agreement, a limited liability company and will be, as of the Closing, a limited liability company or a corporation, in each case, duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite power and authority to carry on its business as presently conducted.

Section 5.02          Buyer Capitalization.

(a)           All of the issued and outstanding Buyer Common Shares have been duly authorized and validly issued. The Buyer Common Shares to be issued in connection with the Acquisition, when issued in accordance with this Agreement, will be duly authorized and validly issued and, if the Buyer Common Shares issued in connection with the Acquisition are Buyer Public Shares, such shares will be fully paid and nonassessable. Except as set forth in Section 5.02(a) of the Buyer Disclosure Letter, there are outstanding no securities, options, warrants, calls, rights, stock appreciation rights, restricted stock units, performance-based restricted stock units or Contracts of any kind to which Buyer is a party, or by which Buyer or any of its properties or assets are bound, obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, Buyer Common Shares or other equity interests in, or securities convertible into, or exchangeable or exercisable for, Buyer Common Shares or other equity interests in, Buyer or obligating Buyer to issue, deliver, sell, grant, extend or enter into any such security, option, warrant, call, right, unit or Contract. Except as required by the terms of any stock options, stock appreciation rights or restricted stock units (whether time-based or performance-based), there are no outstanding contractual or other obligations of Buyer to repurchase, redeem or otherwise acquire Buyer Common Shares or other equity interests in Buyer.

(b)           Except as set forth in this Section 5.02, there are no bonds, debentures, notes or other Indebtedness of Buyer that have or by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of Buyer Common Shares or other equity interests in Buyer may vote. Except as set forth in this Section 5.02, there are no securities or other similar instruments or obligations of Buyer, the value of which is in any way based upon or derived from any Buyer Common Shares or other equity interests in Buyer.

Section 5.03          Authority; Noncontravention.

(a)           Buyer has the requisite limited liability company or corporate power, as applicable, and authority to execute, deliver and perform this Agreement and the Stockholder Agreement, to consummate the transactions contemplated hereby and thereby and to comply with the provisions hereof and thereof. The execution, delivery and performance of this Agreement and the Stockholder Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and thereby and the compliance by Buyer with the provisions hereof and thereof have been duly authorized by all necessary limited liability company action on the part of Buyer, and no other limited liability company proceedings on the part of Buyer are necessary to execute, deliver and perform this Agreement or the Stockholder Agreement, to consummate the transactions contemplated hereby and thereby or to comply with the provisions hereof and thereof. Buyer has duly executed and delivered this Agreement and, subject to the terms and conditions of this Agreement, will duly execute and deliver the Stockholder Agreement, and, assuming the due authorization, execution and delivery by the Company and Seller, constitutes (or, in the case of the Stockholder Agreement, will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.

(b)           The execution, delivery and performance of this Agreement and the Stockholder Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) its Organizational Documents, (ii) any Contract to which Buyer is party or any of its properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 5.03(c), any Law or Judgment, in each case applicable to Buyer or any of its properties or assets.

(c)           No Consent of, or filing or submission with, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Stockholder Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and thereby or the compliance by Buyer with the provisions hereof and thereof, other than (i) the Required STB Approvals and (ii) the Required BLM Approval.

Section 5.04          Securities Act. The Membership Interests purchased by Buyer in the Acquisition are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of such Membership Interests so acquired by it, in violation of any of the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Section 5.05          Financial Statements. Buyer has made available to Seller the audited combined balance sheets of Buyer as of December 31, 2017 and December 31, 2016, and the related audited combined statements of operations and comprehensive loss, invested equity and cash flows of Buyer for the fiscal years ended on December 31, 2017 and December 31, 2016 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements (i) are complete and accurate in all material respects, (ii) were derived from and prepared in accordance with the underlying books, records and accounts of Buyer, (iii) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iv) fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial position of Buyer as of the dates thereof and the results of operations, changes in member’s equity and changes in cash flows of Buyer for the periods then ended.

Section 5.06          Compliance with Laws. Since December 31, 2015, Buyer and each of its subsidiaries has been and is in compliance in all material respects with all applicable Laws, and, since December 31, 2015 to the date of this Agreement, Buyer and its subsidiaries have not received any written notice or other written communication that they are in violation in any material respect of any Law or the subject of any investigation by any Governmental Entity with respect to any material violation of any applicable Law.

Section 5.07          Brokers; Fees and Expenses. The only brokers or finders that have acted for Buyer or its affiliates in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof are persons whose fees or commissions will be paid by Buyer.

Section 5.08          Sufficient Funds. By no later than the Deposit Date, Buyer shall have, or shall have access to, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of the Deposit Amount in accordance with Section 2.03. At the Closing, Buyer shall have, or shall have access to, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of the Cash Purchase Price in accordance with Section 2.01(c)(i) (if and to the extent required to be made pursuant to Section 2.01(c)) and to consummate the transactions contemplated hereby. Buyer shall have, or shall have access to, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of the Supplemental Cash Purchase Price at the time such payment is due in accordance with Section 2.04 (if and to the extent required to be made in accordance with Section 2.04).

Section 5.09          Exclusivity of Representations and Warranties. Neither Buyer nor any of its affiliates is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V or the Buyer Disclosure Letter, and Buyer hereby disclaims any such other representations and warranties. Buyer acknowledges and agrees that except for the representations and warranties made by the Company and Seller in Articles III and IV and in the Company Disclosure Letter, none of the Company, Seller or any of their respective affiliates makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied with respect to the Company, Seller or their respective affiliates.

ARTICLE VI

Covenants

Section 6.01          Covenants Relating to Conduct Prior to the Closing.

(a)           Except as set forth in Section 6.01(a) of the Company Disclosure Letter, as required by this Agreement or with the prior written consent of Buyer, from the date of this Agreement to the Closing, Seller and the Company shall conduct the Business in the ordinary course, in a manner consistent with past practice and in compliance in all material respects with all applicable Laws and Judgments.

(b)           Except as set forth in Section 6.01(b) of the Company Disclosure Letter, as required by this Agreement or with the prior written consent of Buyer, from the date of this Agreement to the Closing, Seller (to the extent relating to the Business) and the Company shall not, and shall not permit any of their subsidiaries to, take any of the following actions (each, a “Restricted Action”):

(i)            amend its or any of its subsidiaries’ Organizational Documents;

(ii)           (A) declare, set aside or pay any non-cash dividend on, or other distribution (whether in stock or property) in respect of, any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company, (B) repurchase, redeem or otherwise acquire any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company, (C) repurchase, redeem or otherwise acquire any capital stock (or other equity, membership, member’s or limited liability company interests) in any subsidiary of the Company or (D) split, combine, subdivide, consolidate or reclassify any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company;

(iii)          (A) hire or retain any employee, individual independent contractor or other individual service provider, (B) increase or accelerate the payment or vesting of any compensation or benefit with respect to any Participant or (C) adopt, establish or enter into any employee benefit plan or arrangement that could be a Benefit Plan if adopted, established or entered into prior to the date hereof;

(iv)          issue, deliver, sell, pledge (or subject to a Lien), grant, extend or enter into (A) any securities, options, warrants, calls, rights, equity-appreciation rights, restricted equity units, equity-based performance units or Contracts of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries or any of their properties or assets are bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, Membership Interests or other equity, membership, member’s or limited liability company interests in, or securities convertible into, or exchangeable or exercisable for, Membership Interests or other equity, membership, member’s or limited liability company interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, unit or Contract, (B) any Voting Company Debt or Voting Subsidiary Debt or (C) any securities or other similar instruments or obligations of the Company or any of its subsidiaries, the value of which is in any way based upon or derived from any Membership Interests or other equity, membership, member’s or limited liability company interests in the Company or any of its subsidiaries;

(v)           incur any Indebtedness or grant any Guarantee in respect thereof;

(vi)           permit any of its properties or assets to become subject to any Lien (other than any Permitted Lien);

(vii)         (A) make any changes in any method of accounting or accounting practice or policies other than those required by GAAP or applicable Law or (B) change its fiscal year;

(viii)        acquire (including by merger or consolidation) any assets, person or business;

(ix)           sell, transfer, lease, license, cancel or abandon or otherwise dispose of any assets;

(x)            enter into, modify, amend or terminate any Contract;

(xi)           modify, amend, accelerate, terminate, cancel, grant any waiver or release or assign any material rights or claims under any Real Property Lease or Real Property Interest;

(xii)          make or incur any capital expenditure;

(xiii)         pay, loan or advance any amount to, or sell, transfer, lease, license or otherwise dispose of any assets to, or enter into any Contract with, Seller or any of its affiliates;

(xiv)         make, revoke or change any tax election, adopt or change any tax accounting method or period, file any amended tax return, enter into any closing agreement or settlement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment or take any other action or omit to take action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the tax liability of Buyer or any of its affiliates (including, after the Closing, the Company or any of its subsidiaries);

(xv)         adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xvi)        settle or compromise any Proceeding brought by or against the Company or any of its subsidiaries or otherwise related to the Business; or

(xvii)       agree, whether in writing or otherwise, to do any of the foregoing.

(c)           From the date of this Agreement to the Closing, the Company and Seller shall (i) take all actions reasonably necessary, including making all filings with and payments to Governmental Entities or other persons in a timely manner, to maintain in effect all Governmental Approvals set forth on Section 3.09(b) of the Company Disclosure Letter and the Third-Party Consents set forth on Section 3.09(e) of the Company Disclosure Letter and (ii) in connection with the foregoing, (A) Seller and the Company shall consult with Buyer prior to making any such filing and Buyer shall have the right to review reasonably in advance any such filing made with, or written materials submitted to, any Governmental Entity or other person relating to such Governmental Approvals or Third-Party Consents and the Company shall consider any comments from Buyer in good faith, (B) Seller shall promptly inform Buyer of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Entity or other person relating to such Governmental Approvals or Third-Party Consents, (C) Seller shall deliver complete and accurate copies to Buyer of all filings, submissions, correspondence and other written communications (and memoranda setting forth the substance thereof) between Seller, the Company and their respective affiliates and their respective representatives, on the one hand, and any person (including any Governmental Entity or members of any Governmental Entity’s staff), on the other hand, with respect to such Governmental Approvals or Third-Party Consents, and (D) Seller shall consider in good faith the views of Buyer in connection with the foregoing.

(d)           From the date of this Agreement to the Closing: (i) the Company and Seller shall promptly, upon obtaining knowledge of the following, advise Buyer orally and in writing of any breach of the representations and warranties contained in Article III or Article IV, respectively, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Company or Seller, as applicable, in each case, which would result in any condition set forth in Article VII not being satisfied; (ii) Buyer shall promptly, upon obtaining knowledge of the following, advise the Company and Seller orally and in writing of any breach of the representations and warranties contained in Article V and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Buyer, in each case, which would result in any condition set forth in Article VII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements, undertakings, obligations or conditions to the obligations of the parties under this Agreement.

Section 6.02          Access; Consultation. From the date hereof to the Closing, Seller and the Company shall grant or furnish Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books, records, Contracts, Governmental Approvals, Third-Party Consents, documents and information of Seller and the Company and their subsidiaries.

Section 6.03          Efforts.

(a)           Each of the parties shall use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the transactions contemplated hereby.

(b)           In connection with and without limiting Section 6.03(a), each of Seller and the Company shall (i) take all action to ensure that no state takeover statute or similar Law is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any state takeover statute or similar Law becomes applicable to this Agreement or the transactions contemplated hereby, take all action to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein.

(c)          In connection with and without limiting Section 6.03(a), but subject to Section 6.03(f), each of the parties shall use reasonable best efforts to obtain all Required Approvals and any other Consents required in connection with the transactions contemplated hereby; provided, however, that (i) none of the Company, Seller or Buyer shall be required to make any payments to any third-party or concede anything of value or grant any concession to obtain such Required Approvals or Consents (other than, solely in the case of Buyer, (x) any standard filing fees and (y) any fees and expenses payable to contractors, engineers and other service providers, and any representatives of the foregoing, incurred by Buyer in the ordinary course of business) and (ii) in any event, none of Seller, the Company nor any of their affiliates (including, for the avoidance of doubt, the Company and its subsidiaries) shall be entitled to agree to make any payment that would be made after the Closing or concede anything of value or grant any concession that would reasonably be expected to adversely affect the Company or any of its subsidiaries or Buyer or any of its subsidiaries after the Closing, except with Buyer’s prior written consent.

(d)          In connection with and without limiting the generality of Section 6.03(a) or 6.03(c), but subject to Section 6.03(f), each of Buyer, the Company and Seller shall (as applicable):

(i)         as promptly as practicable make all filings and submissions in connection with the Required Approvals; provided that, without limiting the generality of the foregoing, Buyer shall make the initial filing with respect to the Required STB Approvals no later than five business days after the date hereof;

(ii)        as promptly as practicable make all filings and submissions in connection with any other Consents required in connection with the transactions contemplated hereby;

(iii)       use reasonable best efforts to furnish to the other all assistance, cooperation and information necessary to make any filings or submissions and to obtain the Required Approvals and any other Consents required in connection with the transactions contemplated hereby;

(iv)       use reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Entity for additional information or documentary material in connection with any Required Approvals and any other Consents required in connection with the transactions contemplated hereby;

(v)         use reasonable best efforts to take all actions necessary to cause the expiration or termination of any applicable waiting periods and the receipt of any Required Approvals and any other Consents required in connection with the transactions contemplated hereby as soon as practicable after the date of this Agreement and not extend any such waiting period or enter into any agreement with any Governmental Entities not to consummate any of the transactions contemplated hereby, except with the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned; and

(vi)        unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with, any Governmental Entity or other person in respect of the Required Approvals or the transactions contemplated hereby without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity or any other person, and (E) deliver complete and accurate copies to the other of all filings, submissions, correspondence and other written communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any person (including any Governmental Entity or members of any Governmental Entity’s staff), on the other hand, with respect to this Agreement and the transactions contemplated hereby, subject to redaction of competitively sensitive information, valuation material or information subject to attorney-client privilege, and consider in good faith the views of the other in connection with such communications. Notwithstanding anything to the contrary in the foregoing, Buyer shall have the right to determine and direct the strategy and process (including all timing, substantive matters and decisions to propose, negotiate, commit to or effect any action) by which the parties will seek to cause the expiration or termination of any applicable waiting periods and the receipt of any Required Approvals and other Consents required in connection with the transactions contemplated hereby (including all elements of any Proceeding and any communications with Governmental Entities); provided that, Buyer will consult with the Company on a regular basis regarding such strategy and process.

(e)          Subject to Section 6.03(f), if any Supplemental Approvals have not been obtained on or prior to the Closing, from and after the Closing until the Supplemental Approvals Outside Date, Buyer shall use reasonable best efforts to obtain each of the Supplemental Approvals that had not been obtained on or prior to the Closing and Seller shall, and shall cause its affiliates and representatives to, reasonably cooperate with Buyer in connection with the foregoing; provided, however, that none of the Company, Seller or Buyer shall be required to make any payments to any third-party or concede anything of value or grant any concession to obtain any such Supplemental Approval (other than any standard filing fees). In connection with and without limiting the generality of the foregoing, but subject to Section 6.03(f), the parties agree that Section 6.03(d) shall apply with respect to the parties’ respective efforts to obtain the Supplemental Approvals pursuant to this Section 6.03(e), mutatis mutandis.

(f)          Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to, and none of the Company, its subsidiaries, Seller or any of their respective affiliates shall, without Buyer’s prior written consent, be permitted to, (i) (A) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Buyer or any of its subsidiaries or of the Company or any of its subsidiaries or (B) agree to, or proffer to, a prohibition or limitation in any respect on the ownership or operation by the Company, any of the Company’s subsidiaries, Buyer or any of Buyer’s subsidiaries of any asset (whether tangible or intangible) or any portion of any business of the Company, any of the Company’s subsidiaries, Buyer or any of Buyer’s subsidiaries; or (ii) litigate or participate in any Proceeding, whether judicial or administrative, (A) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, (B) seeking to prohibit or limit in any respect the ownership or operation by the Company, any of the Company’s subsidiaries, Buyer or any of Buyer’s subsidiaries of any asset (whether tangible or intangible) or any portion of any business of the Company, any of the Company’s subsidiaries, Buyer or any of Buyer’s subsidiaries or to require any such person to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset (whether tangible or intangible) or any portion of any business of the Company, any of the Company’s subsidiaries, Buyer or any of Buyer’s subsidiaries, as a result of the transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of Buyer or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any Membership Interests, including the right to vote the Membership Interests on all matters properly presented to the applicable members of the Company or (D) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any respect all or a portion of the business of the Company or any of its subsidiaries.

Section 6.04        Tax Matters-In General.

(a)          Seller and Buyer anticipate that the sale of the Membership Interests will be treated, for U.S. federal income tax purposes, (i) if Buyer is classified as a partnership or as disregarded as an entity separate from its owner for U.S. federal income tax purposes as of immediately before the Closing, as a sale of an undivided interest in the assets of the Company (to the extent of the Cash Purchase Price plus any Company liabilities treated as consideration under Section 707 of the Code) and a contribution of the remaining undivided interest in the assets and liabilities of the Company to which Sections 721 and 752 of the Code apply; and (ii) if Buyer has, in connection with a Buyer IPO, become taxable as a corporation for U.S. federal income tax purposes as of the Closing Date, as a transfer of the assets and liabilities of the Company to which (in combination with all other actual or deemed transfers to the Buyer taken in connection with such Buyer IPO, including those resulting from Buyer’s incorporation for U.S. federal income tax purposes) Section 351 of the Code applies, assuming the sale of Membership Interests has occurred within a period of time consistent with the requirements of Section 351 of the Code and the Treasury Regulations thereunder following the effectiveness of Buyer’s incorporation for U.S. federal income tax purposes. Seller and Buyer shall cooperate in good faith to ensure, to the extent possible and reasonably practicable, that if Buyer becomes taxable as a corporation for U.S. federal income tax purposes before the Closing, the sale of the Membership Interests will be governed by Section 351 of the Code; provided that Buyer shall not be required to waive any condition to Buyer’s obligation to complete the Acquisition or to take or agree to any steps that would, in Buyer’s reasonable judgment, result in a material incremental cost to Buyer with respect to, or otherwise delay, frustrate or hinder the consummation of, the Buyer IPO. Unless otherwise required by applicable Law, Buyer and Seller intend to report such sale for U.S. federal income tax purposes in all respects consistently with such treatment and not take a position inconsistent with the foregoing in any tax return or otherwise with any taxing authority unless required by a final determination (as defined in Section 1313(a) of the Code).

(b)          At its sole cost and expense, Seller shall prepare, or cause to be prepared, all Pre-Closing Tax Returns other than a Pre-Closing Tax Return for a Straddle Period. Such Pre-Closing Tax Returns shall be prepared on a basis consistent with existing procedures for preparing such tax returns, except as otherwise required by applicable Law or agreed to in writing by the parties.

(i)         In the case of any Pre-Closing Tax Return subject to this Section 6.04(b), Seller shall deliver any such tax return to Buyer for review and comment at least 30 days before it is due (taking into account extensions). Seller shall consider in good faith Buyer’s reasonable comments, and, to the extent necessary, deliver an amended tax return to Buyer. Seller (or, if such Pre-Closing Tax Return is required to be filed after the Closing Date, Buyer) shall (x) timely file, or caused to be filed, such tax return (as amended, as applicable) with the relevant taxing authority and (y) timely pay, or cause to be paid, to the relevant taxing authority the amount shown as due on such tax return.

(c)          At its sole cost and expense, Buyer shall prepare, or cause to be prepared, all Pre-Closing Tax Returns for any Straddle Period. In the case of any such Pre-Closing Tax Return, Buyer shall, to the extent practicable, deliver any such tax return to Seller for review and comment at least 30 days before it is due (taking into account extensions). Buyer shall consider in good faith Seller’s reasonable comments, and, to the extent necessary, deliver an amended tax return to Seller. Buyer shall (x) timely file, or caused to be filed, such tax return (as amended, as applicable) with the relevant taxing authority and (y) timely pay, or cause to be paid, to the relevant taxing authority the amount shown as due on such tax return.

(d)          Buyer and Seller shall reasonably cooperate, and shall cause their affiliates, officers, employees, contractors, consultants, agents, auditors and representatives to reasonably cooperate, in preparing and filing all tax returns, including by maintaining and making available to each other all records necessary in connection with taxes and in resolving all disputes and audits with respect to all taxable periods relating to taxes.

(e)          (i) Buyer and Seller shall allocate the Purchase Price (as adjusted pursuant to Section 9.10), the liabilities of the Company and its subsidiaries and other relevant items among the assets of the Company and its subsidiaries in accordance with a schedule (the “Final Allocation Schedule”). The Final Allocation Schedule will apply for all tax purposes and the parties shall not take any contrary tax position on any tax return or future audit, except as required by Law or as a result of a final determination by a taxing authority.

(ii)        Seller shall prepare a draft purchase price allocation schedule in a manner consistent with Section 1060 of the Code and the applicable U.S. Treasury Regulations (the “Draft Allocation Schedule”) and shall deliver the Draft Allocation Schedule to Buyer within 30 days after the Closing Date.

(iii)       Buyer shall deliver comments to the Draft Allocation Schedule to Seller within 60 days after receipt. Seller shall incorporate reasonable Buyer’s comments and deliver an amended Draft Allocation Schedule to Buyer within 10 days after receipt.

(f)          All tax sharing agreements, arrangements and practices between the Company or any of its subsidiaries, on the one hand, and Seller or any of its affiliates, on the other hand, shall be terminated before the Closing. After the Closing, neither the Company or any of its subsidiaries nor Seller or any of its affiliates shall have any rights or obligations under any such tax sharing agreement, arrangement or practice.

(g)          All transfer, gains, documentary, sales, use, registration, value-added, recording, gross receipts, conveyance, excise, license, stamp and other similar taxes and related fees (including interest, penalties and additions thereto) arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement shall be borne by Seller.

(h)          Seller shall deliver to Buyer at or prior to the Closing a certificate, in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that the purchase of Membership Interests pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(i)          Seller or the Company shall promptly notify Buyer of any proceeding or audit pending against or with respect to the Company or any of its subsidiaries in respect of any tax or tax return. After the Closing Date, Buyer shall control the defense of any such proceeding or audit at its own expense; provided that with respect to any such proceeding or audit relating to a Pre-Closing Tax Period, (i) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such audit or proceeding, (ii) Buyer shall consult with Seller and offer Seller an opportunity to comment before taking any significant action or submitting any written materials in connection with such audit or proceeding, (iii) Buyer shall defend such audit or proceeding diligently and in good faith as if it were the only party in interest, (iv) Seller shall be entitled, at its own expense, to participate in such audit or proceeding and attend any meetings or conferences with the relevant Governmental Entity, and (v) Buyer shall not settle or compromise any issue without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between this Section 6.04(i) and Section 9.04(a)(ii), this Section 6.04(i) shall control.

(j)          Buyer shall pay to Seller any refund or rebate received (whether by payment, credit, offset or otherwise) by it or any of its affiliates (including the Company and any of its subsidiaries after the Closing) in respect of any Taxes for which Sellers are liable under this Agreement within 10 days after receipt of such refund or rebate, net of any reasonable out-of-pocket costs incurred by Buyer in obtaining such refund or rebate.

(k)          Neither Buyer nor any of its affiliates (including the Company and any of its subsidiaries after the Closing) shall (i) make (or cause to be made) or change or (cause to be changed) any tax election of the Company or any of its subsidiaries that has retroactive effect to any Pre-Closing Tax Period, (ii) file any private letter ruling or similar request with respect to taxes or tax returns of the Company or any of its subsidiaries for any Pre-Closing Tax Period, or (iii) initiate (or cause to be initiated) any voluntary disclosure or similar process with respect to the Company or any of its subsidiaries for any Pre-Closing Tax Period, in each case without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(l)          Seller and Buyer shall cooperate in good faith to develop an economically equivalent alternative to the transaction described in Section 2.02(c) that places each party in no worse tax position than it would have been in had the Buyer IPO occurred before the Closing Date and the consideration paid at Closing consisted of 50% cash and 50% Buyer Common Shares in a transaction governed by Section 351 of the Code; provided that Buyer shall not be required to agree to any such alternative that would, in Buyer’s reasonable judgment, result in a material incremental cost to Buyer with respect to, or would otherwise delay, frustrate or hinder the consummation of, the Buyer IPO. Additionally, if, as a result of any transfer or payment with respect to the transaction described in Section 2.02(c) or any alternative transaction agreed to by Seller and Buyer under this Section 6.04(l), Buyer is treated as recognizing any gain under Section 351(b) of the Code or otherwise in connection with the incorporation of Buyer, such gain (if any) shall be allocated 100% to Seller.

Section 6.05        Fees and Expenses. Except as otherwise expressly set forth in this Agreement (including with respect to Unpaid Expenses), all fees and expenses incurred in connection with this Agreement, the Acquisition and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Acquisition and the other transactions contemplated hereby are consummated. Notwithstanding the foregoing, to the extent the Company or any of its subsidiaries has incurred any Unpaid Expenses which (i) remain unpaid as of the Closing and (ii) were included in the calculation of “Unpaid Expenses” for purposes of the Closing Date Payment, Buyer shall, or shall cause the Company or one of its subsidiaries to, pay such Unpaid Expenses as promptly as reasonably practicable following the Closing.

Section 6.06        Public Announcements. The initial press release by each of the parties to be issued on the date hereof or promptly after the execution of this Agreement with respect to the transactions contemplated hereby shall be in the form agreed to by Buyer and Seller. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Buyer and Seller (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or listing authority, in which case the party required to make such release or announcement shall allow Buyer and Seller reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the forgoing, this Section 6.06 shall not apply to any press release or other public statement made by the parties (a) which is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the parties or this Agreement that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated by this Agreement.

Section 6.07        Confidentiality. From and after the Closing, Seller shall, and shall use reasonable best efforts to cause its affiliates, officers, directors, employees, agents and representatives to, keep confidential and not disclose to any other person, or use for their own benefit or the benefit of any other person, any information regarding the Company or any of its subsidiaries and the terms of this Agreement (including the Closing Date Payment). The obligations of Seller under this Section 6.07 shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this Section 6.07 or (ii) is required in the opinion of legal counsel to Seller to be disclosed by applicable Law or any Judgment; provided, however, that in any such case, Seller must notify Buyer in writing as early as practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information (and, if requested by Buyer, Seller shall reasonably cooperate, at Buyer’s expense, with any such effort by Buyer to preserve the confidentiality of such information).

Section 6.08        Transaction Fees and Expenses. Seller shall be liable for and hereby agrees to pay any and all fees, costs and expenses of any financial, legal, accounting or other advisor and any other person retained by or on behalf of any of Seller or any of its affiliates (including the Company and its subsidiaries) in connection with the transactions contemplated hereby, regardless of whether such fees, costs or expenses are incurred or become payable on, prior to or after the Closing Date, except to the extent such fees, costs and expenses are reflected in the calculation of the Unpaid Expenses and therefore included in the calculation of the Closing Date Payment.

Section 6.09        Resignation of Directors and Officers. The Company shall (i) cause all managers, directors (or members of any other applicable governing body) and officers of the Company and each of its subsidiaries to deliver to Buyer prior to the Closing duly executed resignations and duly executed releases from all claims that such persons may have against the Company or any of its subsidiaries, in each case in form and substance reasonably satisfactory to Buyer (such resignations and releases to be effective upon the Closing) and (ii) take all such other actions as are necessary to accomplish such resignations and releases.

Section 6.10        No Solicitation.

(a)          From and after the date hereof, the Company, its subsidiaries and Seller shall not, and shall cause their respective affiliates, officers, directors, employees, agents and representatives not to, directly or indirectly (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Buyer) any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal or (iii) approve, endorse, recommend, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting, contemplating or otherwise relating to any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal. The term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Buyer) relating to (A) any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, public offering, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (1) assets or businesses of the Company and its subsidiaries or (2) Membership Interests or other equity, membership or limited liability company interests in the Company or any of its subsidiaries, in each case other than the transactions contemplated hereby, or (B) any other transaction or series of transactions that could reasonably be expected to (x) impair in any material respect the ability of the Company or Seller to perform their obligations under this Agreement or (y) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby. Seller and the Company shall promptly request that any materials provided to any person in connection with a Takeover Proposal (other than Buyer) shall be returned to the Company or destroyed.

(b)          From and after the date hereof, the Company and Seller shall promptly (but in any event within 24 hours) advise Buyer orally and in writing of any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal, the terms and conditions of such Takeover Proposal, inquiry or proposal and the identity of the person making such Takeover Proposal, inquiry or proposal. The Company and Seller shall keep Buyer informed on a current basis in all material respects of the status and details (including material amendments or proposed amendments) of any such Takeover Proposal, inquiry or proposal.

Section 6.11        Termination of Affiliate Contracts. The Company and, to the extent applicable, Seller, shall, and shall cause each of their affiliates to, terminate each Affiliate Contract on or prior to the Closing Date. Seller and the Company will, and will cause their affiliates to, provide Buyer with a reasonable opportunity to review and comment on any documents, agreements, instruments, resolutions, consents and filings related to such terminations and all such documents, agreements, instruments, resolutions, consents and filings will be in form and substance reasonably acceptable to Buyer. With effect from the Closing, none of the Company or any of its subsidiaries, on the one hand, nor Seller or any of its affiliates (other than the Company and its subsidiaries), on the other hand, shall have any obligation or liability to the other in respect of any such terminated Affiliate Contract.

Section 6.12        Repayment of Indebtedness.

(a)          At or prior to the Closing, the Company and its subsidiaries shall have (i) repaid and discharged all Indebtedness owed by the Company and its subsidiaries (other than Indebtedness owed to the Company or one of its subsidiaries) and all ancillary obligations thereto (including all interest accrued thereon and all fees, charges or premiums (including call or put premiums, optional or otherwise) associated therewith), (ii) caused all commitments related to such Indebtedness to be terminated and (iii) caused all Liens in or upon any of the assets or properties of the Company or any of its subsidiaries arising from or in connection with such Indebtedness to be forever satisfied, released and discharged, and filed all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge. At least four business days prior to the Closing, the Company shall have provided Buyer with executed payoff letters, in form and substance reasonably acceptable to Buyer, in respect of all Indebtedness to be repaid at or prior to the Closing and executed lien release documents, in form and substance reasonably acceptable to Buyer, with respect to all Liens in or upon the assets or properties of the Company or any of its subsidiaries to be released or terminated at or prior to the Closing.

(b)          Prior to the Closing, the Company shall cause any Indebtedness owing from any holder of Membership Interests or any member or manager of Seller to the Company or any of its subsidiaries to be repaid in full (including the outstanding principal amount and any accrued and unpaid interest thereon) and all ancillary obligations thereto to be terminated. At least four business days prior to the Closing, the Company shall have provided Buyer with executed documentation, in form and substance reasonably acceptable to Buyer, in respect of all Indebtedness owing from any holder of Membership Interests or any member or manager of Seller to the Company to be repaid prior to the Closing, which documentation shall evidence the repayment of such Indebtedness.

Section 6.13        Real Estate Matters. Prior to the Closing, Seller shall cause the Owned Property to be free and clear of all Liens except for Permitted Liens and provide Buyer with a recorded copy of each deed of reconveyance releasing all deeds of trust, mortgages or other security agreements encumbering the Owned Property as of the date hereof.

Section 6.14        Termination of Certain Contracts. Prior to the Closing, the Company shall, and shall cause its subsidiaries to, terminate each Contract set forth on Section 6.14 of the Company Disclosure Letter (collectively, the “Terminating Contracts”). The Company shall provide Buyer with a reasonable opportunity to review and comment on any documents, agreements, instruments, resolutions, consents and filings related to such terminations and all such documents, agreements, instruments, resolutions, consents and filings will (i) be in form and substance reasonably acceptable to Buyer and (ii) provide that with effect from the applicable termination (which termination, for the avoidance of doubt, shall be required to be effective prior to the Closing), none of the Company nor any of its subsidiaries shall have any further obligation or liability in respect of any such Terminating Contract. In connection with the foregoing, Buyer agrees that it will reimburse Seller for one-half of any termination fee required to be paid by Seller or any of its affiliates to the counterparty to the applicable Terminating Contract; provided that Buyer’s obligation to reimburse Seller pursuant to this Section 6.14 shall not exceed, in the aggregate, the dollar amount set forth on Section 6.14 of the Company Disclosure Letter.

Section 6.15       SELLER RELEASE. EFFECTIVE AS OF THE CLOSING, SELLER DOES FOR ITSELF, AND ITS RESPECTIVE AFFILIATES, PARTNERS, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE OFFICERS, MANAGERS, DIRECTORS, MEMBERS OF ANY APPLICABLE GOVERNING BODY, SECURITYHOLDERS, AFFILIATES, EMPLOYEES, ADVISORS, REPRESENTATIVES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), LOSSES, ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A SECURITYHOLDER (WHETHER DIRECT OR INDIRECT), INCLUDING AS A HOLDER OF THE EXCHANGEABLE SHARES, OFFICER, MANAGER, DIRECTOR, MEMBER OF ANY APPLICABLE GOVERNING BODY, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OF SELLER CONTAINED IN THIS AGREEMENT. IT IS THE INTENTION OF SELLER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 6.15 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS INCLUDING ACCRUED BUT UNPAID DISTRIBUTIONS AND PAYMENTS IN CONNECTION WITH A LIQUIDATION OR CHANGE OF CONTROL TRANSACTION. NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 6.15 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD, WILLFUL CONCEALMENT OR THE BREACH OF ANY APPLICABLE LAW ON THE PART OF SUCH RELEASED PARTY. SELLER HEREBY REPRESENTS TO THE COMPANY AND BUYER THAT SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SELLER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.15 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.15 WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

Section 6.16        Cooperation. If Buyer has not consummated a Buyer IPO on or prior to the Closing Date, Seller shall use commercially reasonable efforts to cooperate with any action reasonably requested by Buyer from and after the Closing to effect a Buyer IPO (including any corporate reorganization of Buyer or any of its subsidiaries or other reasonable activities, the expenses of which are reimbursed by Buyer).

ARTICLE VII

Conditions

Section 7.01        Conditions to Each Party’s Obligation to Effect the Acquisition. The respective obligation of each party to complete the Acquisition is subject to the satisfaction (or, if permitted by applicable Law, written waiver) at the Closing of the following conditions:

(a)          The Required STB Approvals shall have been obtained and/or shall have become effective (as applicable).

(b)          The Required BLM Approval shall have been obtained.

(c)          No Law or preliminary, temporary or permanent Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (collectively, “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Acquisition.

Section 7.02       Conditions to Obligation of Buyer. The obligation of Buyer to complete the Acquisition is also subject to the satisfaction (or, if permitted by applicable Law, written waiver by Buyer) as of the Closing of the following conditions:

(a)          (i)           (A) The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date and (B) each other representation and warranty of the Company shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except in the case of clauses (A) and (B) to the extent such representations and warranties expressly relate to an earlier date, in which case the same shall continue on the Closing Date to be true and correct as of such earlier date.

(ii)           (A) The Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (B) each other representation and warranty of Seller shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except in the case of clauses (A) and (B), to the extent such representations and warranties expressly relate to an earlier date, in which case the same shall continue on the Closing Date to be true and correct as of such earlier date.

(b)          (i) The Company shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(ii) Seller shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c)          (i) The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 7.02(a)(i) and 7.02(b)(i) have been satisfied.

(ii) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 7.02(a)(ii) and 7.02(b)(ii) have been satisfied.

(d)          No Legal Restraint shall be in effect that imposes any conditions on the consummation of the transactions contemplated hereby.

(e)          No Proceeding by or before a Governmental Entity shall be pending that seeks to prevent or prohibit the consummation of any of the transactions contemplated hereby or to impose any conditions on the consummation of the transactions contemplated hereby.

(f)          The Consents set forth under Category 1 of Section 7.02(f) of the Company Disclosure Letter shall have been obtained (such Consents, together with the Required STB Approvals and the Required BLM Approval, the “Required Approvals”).

(g)          The Tharaldson Land Purchase shall not have failed to close as a result of (i) a failure of any condition to Closing (as defined in the Tharaldson Land Purchase Agreement) set forth in Section 3.4(a), 3.4(b), 3.4(c), 3.4(d) or 3.4(e) of the Tharaldson Land Purchase Agreement or (ii) Buyer having exercised its termination right set forth in Section 8.2 of the Tharaldson Land Purchase Agreement.

Section 7.03       Conditions to Obligation of Seller. The obligation of Seller to complete the Acquisition is also subject to the satisfaction (or, if permitted by applicable Law, written waiver by Seller) as of the Closing of the following conditions:

(a)          (i) the representations and warranties of Buyer set forth in Section 5.02 (Buyer Capitalization) and Section 5.08 (Sufficient Funds) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date and (ii) each other representation and warranty of Buyer set forth in Article V hereof shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except in the case of clauses (i) and (ii) to the extent such representations and warranties expressly relate to an earlier date, in which case the same shall continue on the Closing Date to be true and correct as of such earlier date.

(b)          Buyer shall have performed or complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)          Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, stating that the conditions specified in Sections 7.03(a) and 7.03(b) have been satisfied.

Section 7.04 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such party (or, in the case of Seller, the Company) to act in good faith or to use reasonable best efforts to cause the Closing to occur, as required by Section 6.03.

ARTICLE VIII

Termination; Effect of Termination
Section 8.01        Termination.

(a)          Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)         by mutual written consent of Seller and Buyer;

(ii)        by Seller, if Buyer (x) fails to comply with Section 2.03 or (y) shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements (other than Section 2.03), in each case contained in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (B) has not been or is incapable of being cured by Buyer within 30 days after its receipt of written notice thereof from Seller;

(iii)       by Buyer (A) if the Company or Seller shall have breached any of its representations or warranties or failed to perform or comply with any of its covenants or agreements, in each case contained in this Agreement, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (2) has not been or is incapable of being cured by the Company or Seller, as applicable, within 30 days after Seller’s receipt of written notice thereof from Buyer; or (B) if any Legal Restraint having the effect set forth in Section 7.02(d) shall be in effect and shall have become final and nonappealable; and

(iv)        by Seller, on the one hand, or Buyer, on the other hand, (A) if any Legal Restraint having the effect set forth in Section 7.01(c) shall be in effect and shall have become final and nonappealable or (B) on or after March 1, 2019 (the “Outside Date”), if the Acquisition shall not have been consummated for any reason; provided, however, that if on the Outside Date any of the conditions set forth in Section 7.01(a), 7.01(b), 7.01(c), 7.02(d), 7.02(e) or 7.02(f) shall not have been satisfied or waived but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to May 30, 2019, and such date shall become the Outside Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement under this Section 8.01(a)(iv)(B) shall not be available to Seller or Buyer, as applicable, if the failure of any of the conditions set forth in Section 7.01(a), 7.01(b), 7.01(c), 7.02(d), 7.02(e) or 7.02(f) to have been satisfied or the failure of the Acquisition to have been consummated, as applicable, was caused by the failure of, in the case of Seller, Seller or the Company, or, in the case of Buyer, Buyer, to comply with its obligations under Section 6.03.

(b)          In the event of termination by Seller or Buyer pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and the transactions contemplated hereby shall be abandoned, without further action by any party.

Section 8.02        Termination; Effect of Termination.

(a)          If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of Sections 3.16, 5.07, 6.06, 6.07 and this 8.02 and Article X. Notwithstanding the immediately preceding sentence, nothing in this Article VIII shall (i) impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or (ii) release any party from any Liability for any willful and intentional breach by such party of the terms, conditions and other provisions of this Agreement or any Actual Fraud by or on behalf of such party.

(b)         If (i) this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to Section 8.01(a)(iii)(A), then Seller shall, within two business days after such termination, repay to Buyer the Deposit Amount if the Deposit Amount shall have been previously paid to Seller pursuant to Section 2.03 prior to such termination and (ii) this Agreement is terminated by Seller for any reason other than a termination pursuant to Section 8.01(a)(iii)(A), then Seller shall be entitled to retain the Deposit Amount if the Deposit Amount shall have been previously paid to Seller pursuant to Section 2.03 prior to such termination. For the avoidance of doubt, subject to Section 8.02(a), such repayment or retention of the Deposit Amount contemplated by the immediately foregoing sentence shall not constitute liquidated damages or any party’s sole remedy in the event of a breach by any other party of any of the terms, conditions or other provisions of this Agreement.

ARTICLE IX

Indemnification

Section 9.01       Survival of Covenants, Agreements, Representations and Warranties. For purposes of this Article IX (and notwithstanding anything to the contrary contained in this Agreement or otherwise), the representations, warranties, covenants and agreements contained in this Agreement shall be deemed to survive the Closing and to remain in full force and effect, regardless of any investigation made by or on behalf of any party, until the indemnification obligation therefor terminates in accordance with Section 9.05.

Section 9.02        Indemnification by Seller.

(a)          Subject to Section 9.07, Seller agrees to indemnify and hold harmless each of Buyer and its affiliates (including the Company and its subsidiaries) and the officers, directors, employees, agents and representatives of Buyer and its affiliates (each, a “Buyer Indemnitee”) from and against any and all Losses (other than Losses relating to taxes, for which indemnification provisions are set forth in Section 9.02(b)) asserted against, imposed upon or incurred by such Buyer Indemnitee that arise out of, are related to or in connection with:

(i)         any inaccuracy or breach of (A) any Company Fundamental Representation or Seller Fundamental Representation or (B) any representation or warranty of the Company or Seller contained in this Agreement, other than any Company Fundamental Representation or Seller Fundamental Representation (it being agreed that, in the case of clauses (A) and (B), solely for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to “materiality” shall be deemed to be not so qualified);

(ii)        any failure by the Company or Seller to perform or comply with any covenant or agreement of the Company or Seller in this Agreement;

(iii)       any Proceedings, demands, assessments, Judgments, damages, awards, costs and expenses in connection with the transactions contemplated by this Agreement or any subsequent corporate reorganization or business combination of the Company or any of its subsidiaries brought by any current or former holder of securities of Seller or former holder of Membership Interests, option holder or former option holder or holder of other securities or any former holder of other securities of the Company or any of its subsidiaries (whether or not a party to this Agreement);

(iv)        any Closing Debt or Unpaid Expenses not reflected in the calculations delivered pursuant to Section 2.01(b); and

(v)         any and all Proceedings, demands, assessments, Judgments, damages, awards, costs and expenses (including reasonable third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any Buyer Indemnitee with respect to the foregoing clauses (i) through (iv).

(b)          Seller agrees to indemnify and hold harmless each Buyer Indemnitee from and against any and all Losses asserted against, imposed upon or incurred by such Buyer Indemnitee that arise out of, are related to or in connection with: (A) all Liability for taxes of the Company or any of its subsidiaries for any Pre-Closing Tax Period; (B) taxes (as a result of any applicable tax Law) of any person other than the Company and its subsidiaries for which the Company or any of its subsidiaries becomes liable (x) as a result of being or having been, at any time before the Closing, part of any consolidated, combined, affiliated aggregate, unitary or similar group, (y) as a transferee or successor for tax purposes before the Closing or (z) as a result of a Contract entered into before the Closing; (C) any inaccuracy or breach of any representation or warranty set forth in Section 3.12 (it being agreed that for solely purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, such representations and warranties that are qualified as to “materiality” shall be deemed to be not so qualified); (D) the failure by the Company or Seller to perform or comply with any covenant or agreement of the Company or any of its subsidiaries or Seller in this Agreement relating to taxes; and (E) all Liability for taxes allocated to Seller under Section 6.04.

(i)          In the case of a portion of any Straddle Period included in any Pre-Closing Tax Period: (A) taxes imposed on a periodic basis (such as real, personal and intangible property taxes) for any Pre-Closing Tax Period shall be equal to the amount of such taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; (B) taxes (other than taxes described in clause (A)) for any Pre-Closing Tax Period shall be computed (1) as if such taxable period ended as of the close of business on the Closing Date and (2) in the case of any such taxes attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable applicable Law), as if the taxable period of that entity ended as of the close of business on the Closing Date.

(c)          The parties acknowledge and agree that the rights of any Buyer Indemnitee to indemnification pursuant to this Section 9.02 with respect to a representation, warranty, covenant or agreement of the Company or Seller are an essential part of the economic terms of, and the allocation of risks contained in, this Agreement, and that any Buyer Indemnitee’s rights to indemnification therefor shall in no way be limited, eliminated or otherwise affected by the fact that such Buyer Indemnitee, or any of its directors, officers, employees or advisors, was at any time prior to the Closing or the execution of this Agreement aware (or should have become aware) that any such representation or warranty was inaccurate or had been breached or that any such covenant or agreement had not been performed or complied with.

Section 9.03        Indemnification by Buyer.

(a)          Subject to Section 9.07, Buyer agrees to indemnify and hold harmless Seller and its affiliates and the officers, directors, employees, agents and representatives of Seller and its affiliates (each, a “Seller Indemnitee”) from and against any and all Losses asserted against, imposed upon or incurred by such Seller Indemnitee that arise out of, are related to or in connection with:

(i)         any inaccuracy or breach of (A) any Buyer Fundamental Representation or (B) any representation or warranty of Buyer, other than any Buyer Fundamental Representation (it being agreed that, in the cases of clauses (A) and (B), solely for purposes of determining the existence of any such inaccuracy or breach or the amount of any Loss with respect thereto, all such representations and warranties that are qualified as to “materiality” shall be deemed to be not so qualified);

(ii)        the failure by Buyer to perform or comply with any covenant or agreement of Buyer in this Agreement; and

(iii)       any and all Proceedings, demands, causes of action, assessments, Judgments, damages, awards, costs and expenses (including reasonable third-party fees and expenses) incident to any of the foregoing or incurred in connection with the enforcement of the rights of any Seller Indemnitee with respect to the foregoing clauses (i) or (ii).

(b)          The parties acknowledge and agree that the rights of any Seller Indemnitee to indemnification pursuant to this Section 9.03 with respect to a representation, warranty, covenant or agreement of Buyer are an essential part of the economic terms of, and the allocation of risks contained in, this Agreement, and that any Seller Indemnitee’s rights to indemnification therefor shall in no way be limited, eliminated or otherwise affected by the fact that such Seller Indemnitee, or any of its directors, officers, employees or advisors, was at any time prior to the Closing or the execution of this Agreement aware (or should have become aware) that any such representation or warranty was inaccurate or had been breached or that any such covenant or agreement had not been performed or complied with.

Section 9.04        Indemnification Procedures.

(a)          Procedures for Third-Party Claims.

(i)         If a claim by a third-party is made against an Indemnitee arising out of a matter for which the Indemnitee is entitled to be indemnified pursuant to Section 9.02 or 9.03 (a “Third-Party Claim”), the Indemnitee shall promptly notify the indemnifying party in writing of such Third-Party Claim. The failure of the Indemnitee to promptly notify the indemnifying party hereunder shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure.

(ii)        If a Third-Party Claim is made against an Indemnitee, the indemnifying party shall be entitled to participate in the defense thereof and, subject to the limitations contained in this Section 9.04(a), to assume and control the defense thereof of such Third-Party Claim if it so chooses with counsel selected by the indemnifying party and not reasonably objected to by the Indemnitee. Should the indemnifying party so elect to assume and control the defense of a Third-Party Claim, the indemnifying party shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof, unless (A) the employment of such counsel has been specifically authorized in writing by the indemnifying party, (B) the Indemnitee shall have been advised by counsel that the assumption and control of such defense by the indemnifying party would be inappropriate due to an actual or potential conflict of interest or (C) the Indemnitee shall have been advised by counsel that one or more defenses are available to the Indemnitee that are not available to the indemnifying party (provided that the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnitees, other than one local counsel in each relevant jurisdiction). If the indemnifying party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the indemnifying party, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense and shall be empowered to make any settlement with respect to such Third-Party Claim, subject to the remaining terms of this Section 9.04(a). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any Third-Party Claim, all the parties shall cooperate and shall cause their affiliates to cooperate in the defense or prosecution thereof. Whether or not the indemnifying party assumes the defense of a Third-Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (such consent not to be unreasonably withheld or delayed), except if (x) the Indemnitee is reasonably expected to be liable for Losses in excess of amounts reasonably expected to be received from the indemnifying party or (y) such settlement or compromise is in respect of a proceeding that seeks an injunction or equitable relief against the Indemnitee. If the indemnifying party assumes the defense of a Third-Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of such Third-Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the Indemnitee completely in connection with such Third-Party Claim, which does not contain any admission of wrongdoing or misconduct by the Indemnitee and which does not involve any non-monetary relief (other than customary confidentiality terms). Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume and control the defense of any Third-Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if (w) the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee that the Indemnitee reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (x) in the event the Third-Party Claim were to be unfavorably decided, the Indemnitee would be reasonably likely to be liable for Losses in excess of amounts reasonably expected to be received from the indemnifying party, (y) the Third-Party Claim relates to the titling, ownership or enforceability of any Company Property or (z) the Third-Party Claim relates to any Governmental Approval or is otherwise brought by a Governmental Entity or relates to any Third-Party Consent. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume and control the defense of the portion relating to money damages.

(b)          Procedures for Direct Claims.

(i)         In the event any Indemnitee should have a claim against the indemnifying party under this Agreement that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnitee (a “Direct Claim”), the Indemnitee shall promptly notify the indemnifying party in writing of such Direct Claim. The failure of the Indemnitee to promptly notify the indemnifying party hereunder shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure. If the indemnifying party does not notify the Indemnitee within 30 calendar days following its receipt of such notice that the indemnifying party disputes its Liability to the Indemnitee, such Direct Claim specified by the Indemnitee in such notice shall be conclusively deemed a Liability of the indemnifying party.

(ii)        If the indemnifying party timely disputes a Direct Claim, the Indemnitee and the indemnifying party shall attempt to resolve in good faith such dispute within the 30-day period after the indemnifying party delivers written notice to the Indemnitee of such dispute. If such dispute is not so resolved within such 30-day period, then either party may initiate a Proceeding with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article X.

Section 9.05        Termination of Indemnification. Except with respect to Actual Fraud by or on behalf of the Company, Seller or Buyer:

(a)          The obligations to indemnify and hold harmless any Indemnitee pursuant to Section 9.02(a)(i)(B) (and Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)) or Section 9.03(a)(i)(B) (and Section 9.03(a)(iii) as it relates to Section 9.03(a)(i)(B)) shall terminate on the date that is eighteen (18) months after the Closing Date; provided, however, that the obligations to indemnify and hold harmless any Indemnitee shall not terminate with respect to any and all Third-Party Claims and Direct Claims (together, “Claims”) that such Indemnitee has, before the expiration of such period, previously asserted against the indemnifying party by delivering a notice to the indemnifying party in accordance with this Agreement, which obligations shall survive until all such Claims are finally resolved.

(b)          The obligations to indemnify and hold harmless any Indemnitee pursuant to Section 9.02(b) shall terminate 60 days after the expiration of the relevant statute of limitations with respect to the tax Liabilities, taking into account extensions thereof; provided, however, that the obligations to indemnify and hold harmless any Indemnitee shall not terminate with respect to any and all Claims that such Indemnitee has, before the expiration of such period, previously asserted against the indemnifying party by delivering a notice to the indemnifying party in accordance with this Agreement, which obligations shall survive until all such Claims are finally resolved.

(c) The obligations to indemnify and hold harmless any Indemnitee pursuant to Sections 9.02(a)(i)(A), 9.02(a)(ii), 9.02(a)(iii), 9.02(a)(iv) and 9.02(a)(v) (as it relates to the foregoing), 9.03(a)(i)(A), 9.03(a)(ii) and 9.03(a)(iii) (as it relates to the foregoing) shall not terminate.

Section 9.06        Exclusive Remedy Against the Indemnifying Party. Except with respect to Actual Fraud by or on behalf of the Company, Seller or Buyer, an Indemnitee’s right to indemnification under this Article IX constitutes such Indemnitee’s sole and exclusive monetary remedy for Losses from the indemnifying party with respect to any inaccuracy or breach of any representation or warranty in this Agreement or any failure to perform or comply with any covenant or agreement in this Agreement.

Section 9.07        Limitation of Indemnification.

(a)         Neither Seller nor Buyer shall be liable for any Losses indemnifiable pursuant to Section 9.02(a)(i)(B) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)) or Section 9.03(a)(i)(B) (or Section 9.03(a)(iii) as it relates to Section 9.03(a)(i)(B)), respectively, unless the aggregate amount of all such Losses exceeds on a cumulative basis $1,000,000 (the “Deductible”), in which case the Indemnitees shall only be entitled to indemnification for all such Losses in excess of the Deductible. In addition, no individual claim by any Indemnitees pursuant to Section 9.02(a)(i)(B) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)) or Section 9.03(a)(i)(B) (or Section 9.03(a)(iii) as it relates to Section 9.03(a)(i)(B)) shall be asserted unless and until the aggregate amount of Losses that would be payable pursuant to such claim exceeds an amount equal to $25,000 (it being understood that any such individual claims for amounts less than $25,000 shall be ignored in determining whether the Deductible has been exceeded and thereafter). Subject to the proviso in the first sentence to Section 9.07(c) and Section 9.08(d), the Seller’s and Buyer’s aggregate Liability under Section 9.02(a)(i)(B) (and Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)) and Section 9.03(a)(i)(B) (and Section 9.03(a)(iii) as it relates to Section 9.03(a)(i)(B)), respectively, shall in no event exceed the Share Indemnity Escrow Amount.

(b)          (i) Seller shall not be liable for any Losses indemnifiable pursuant to Section 9.02(a)(i)(A) or Section 9.02(a)(ii) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(A) or Section 9.02(a)(ii)) for amounts in the aggregate in excess of the Closing Date Payment and (ii) Buyer shall not be liable for any Losses indemnifiable pursuant to Section 9.03(a)(i)(A) (or Section 9.03(a)(iii) as it relates to Section 9.03(a)(i)(A)) for amounts in the aggregate in excess of $60,000,000.

(c)          Subject to Section 9.08(d), Buyer’s sole recourse for Losses indemnifiable pursuant to Section 9.02(a)(i)(B) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)) is the Share Indemnity Escrow Amount; provided, however, that to the extent that any Buyer Common Shares comprising any portion of the Share Indemnity Escrow Amount shall have been previously utilized in accordance with the immediately following sentence to satisfy any indemnification obligations pursuant to Section 9.02(a) (other than any claim pursuant to Section 9.02(a)(i)(B) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)), and, as a result thereof, the remaining amount of Buyer Common Shares comprising the Share Indemnity Escrow Amount is at any time thereafter insufficient to satisfy any indemnification claim brought pursuant to Section 9.02(a)(i)(B) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)), then Buyer shall be entitled to recover directly from Seller an amount of Losses not exceeding the aggregate value (measured based on the Buyer Common Share Value) of all Buyer Common Shares comprising the Share Indemnity Escrow Amount that were previously utilized to satisfy indemnification obligations pursuant to Section 9.02(a) (other than any claim pursuant to Section 9.02(a)(i)(B) (or Section 9.02(a)(v) as it relates to Section 9.02(a)(i)(B)). With respect to all other Losses indemnifiable pursuant to Section 9.02, so long as the Share Indemnity Escrow Amount has not been reduced to zero, Buyer shall reduce the Share Indemnity Escrow Amount for such Losses prior to seeking to recover any Losses directly from Seller.

(d)          The limitations set forth in this Section 9.07 shall not be applicable to any Losses that arise out of, or relate to or are in connection with Actual Fraud by or on behalf of the Company, Seller or Buyer.

Section 9.08        Treatment of Share Indemnity Escrow Amount.

(a)          Promptly following the date that is eighteen (18) months after the Closing Date (the “Release Date”) Buyer shall issue and deliver to Seller a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests or shares, as applicable) in book-entry form equal to (x) the remaining Share Indemnity Escrow Amount as of the Release Date, if any, minus (y) the Share Projected Indemnity Amount as of the Release Date, if any.

(b)          Promptly following the final resolution of any timely asserted Claim that was unresolved on the Release Date, Buyer will notify Seller of the Share Projected Indemnity Amount as of such date, if any, and Buyer shall issue and deliver to Seller a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests or shares, as applicable) in book-entry form equal to (x) the remaining Share Indemnity Escrow Amount as of such date, if any, minus (y) the Share Projected Indemnity Amount as of such date, if any, and shall be subject to the terms and conditions of this Agreement.

(c)          In the event Seller disputes Buyer’s determination of the Share Projected Indemnity Amount, Buyer and Seller shall attempt to resolve in good faith such dispute within the 30-day period after Seller delivers written notice to Buyer of such dispute. If such dispute is not so resolved within such 30-day period, then either party may initiate a Proceeding with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article X.

(d)          Notwithstanding anything in this Agreement to the contrary, in the event that (i) the Supplemental Approval Closing Date occurs on or after the Release Date and (ii) there are any Claims that were timely asserted by Buyer prior to the Release Date and as of the Supplemental Approval Closing Date either (x) have been finally determined to have resulted in Losses suffered by a Buyer Indemnitee (which Losses would have been indemnifiable pursuant to this Article IX had the Supplemental Approval Closing Date occurred prior to the Release Date), but Seller has not previously indemnified such Buyer Indemnitee for such Losses (any such Losses, the “Supplemental Resolved Losses”) or (y) have not been finally resolved by such date (but which, if resolved in favor of the applicable Buyer Indemnitee, would result in Losses which would have been indemnifiable pursuant to this Article IX had the Supplemental Approval Closing Date occurred prior to the Release Date) (any such Claims, “Supplemental Pending Claims”), then Buyer shall be entitled to reduce the Supplemental Share Closing Date Payment by an aggregate amount of Buyer Common Shares equal to the quotient of (A) the sum of (I) the amount of all Supplemental Resolved Losses and (II) without duplication of any then-existing Share Projected Indemnity Amount as of such date, the maximum aggregate amount that is reasonably determined by Buyer in good faith to be necessary to satisfy all Supplemental Pending Claims, including an amount with respect to fees and expenses reasonably projected by Buyer in good faith to be the maximum aggregate amount necessary to cover costs and expenses related to enforcement of such Supplemental Pending Claims (provided that the amount of this clause (A) shall not exceed $5,000,000), divided by (B) the Buyer Common Share Value (such quotient, the “Supplemental Indemnification Shortfall Amount”). In the event there is any Supplemental Indemnification Shortfall Amount, the provisions of Section 9.08(b) and 9.08(c) (and any related definitions referenced therein) shall apply with respect to the resolution of any Supplemental Pending Claims, mutatis mutandis.

Section 9.09        Manner of Payment. Within five business days after the amount of any Losses for which an Indemnitee is indemnified pursuant to this Article IX is finally determined, the indemnifying party shall pay to such Indemnitee such amount in cash by wire transfer of immediately available funds to an account designated in writing by such Indemnitee at least two business days prior to the payment date; provided that in the case the indemnifying party is Seller (and subject to Section 9.07(c) and Section 9.08(d)), so long as the Share Indemnity Escrow Amount is greater than zero and Seller does not elect to pay cash as permitted in the next sentence, the Share Indemnity Escrow Amount shall be reduced by an amount (rounded to the nearest whole cent) equal to the amount of any such Losses (it being understood that for purposes of determining the number of Buyer Common Shares necessary to satisfy Seller’s indemnification obligations in respect of any such Losses, each Buyer Common Share shall be valued at the Buyer Common Share Value without any adjustment and irrespective of any fluctuation in the value of the Buyer Common Shares following the Closing). If Seller is the indemnifying party, then Seller may elect to pay cash in lieu of Buyer Common Shares in the Share Indemnity Escrow Amount by giving Buyer notice of this election at least three business days prior to the payment date.

Section 9.10        Consideration Adjustment. For all tax purposes, Buyer and Seller agree to treat any indemnity payment under this Agreement, any payment made by Buyer pursuant to Section 2.04 and the Share Purchase Price True-Up as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

ARTICLE X

Miscellaneous

Section 10.01      Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned by any of the parties (including by operation of Law or otherwise) without the prior written consent of the other parties, except that Buyer may, without the prior written consent of the Company or Seller, assign any of its rights hereunder (a) to any of its subsidiaries or (b) to any person that, directly or indirectly, acquires Buyer or all or substantially all of its assets, but, in each case, no such assignment shall relieve Buyer of any of its obligations hereunder to the extent that any such assignee does not perform. Subject to the immediately preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 10.01 shall be void.

Section 10.02      No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties and such successors and permitted assigns, any legal or equitable rights, remedies, obligations or benefits hereunder.

Section 10.03     Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by email (with written confirmation of receipt), (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

if to Buyer,

Florida East Coast Industries
161 NE 6th Street, Suite 900
Miami, FL 33136
Attention:	Patrick Goddard
Email:	Patrick.Goddard@feci.com

Florida East Coast Industries
117 NE 1st Ave., 11th Floor
Miami, FL 33132
Attention:	Kolleen Cobb
Email:	Kolleen.Cobb@feci.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention:	Damien R. Zoubek, Esq.
O. Keith Hallam, III, Esq.
Email:	dzoubek@cravath.com
khallam@cravath.com

if to the Company,

Marnell Companies
222 Via Marnell Way
Las Vegas, Nevada 89119
Attention:	Anthony A. Marnell II
Email:	tmarnell2@marnellcompanies.com

with a copy to:

Holland & Hart LLP
9555 Hillwood Drive
2nd Floor
Las Vegas, NV 89134
Attention:	Gregory Gilbert, Esq.
Email:	GSGilbert@hollandhart.com

if to Seller,

Marnell Companies
222 Via Marnell Way
Las Vegas, Nevada 89119
Attention:	Anthony A. Marnell II
Email:	tmarnell2@marnellcompanies.com

with a copy to:

Holland & Hart LLP
9555 Hillwood Drive 2nd Floor
Las Vegas, NV 89134
Attention:	Gregory Gilbert, Esq.
Email:	GSGilbert@hollandhart.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties in accordance with the provisions of this Section 10.03.

Section 10.04      Headings; Certain Definitions; Interpretation.

(a)          The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement and the Company Disclosure Letter are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

(b)          For all purposes hereof:

“Accounting Methodologies” means GAAP as applied in the Financial Statements, it being understood that any amounts required hereunder to be calculated in accordance with the Accounting Methodologies shall be prepared and calculated in accordance with GAAP notwithstanding any deviations from GAAP in the Financial Statements.

“Actual Fraud” means an intentional and knowing misrepresentation of the truth or intentional and knowing concealment of a known fact (committed with actual knowledge) that constitutes common law fraud under the Laws of the State of New York.

“affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such first person.

“Bankruptcy Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally and general principles of equity.

“Base Share Indemnity Escrow Amount” means a number of Buyer Common Shares (rounded to the nearest whole number of limited liability company interests or shares, as applicable) equal to the quotient of (a) (x) if all of the Supplemental Approvals have been obtained on or prior to the Closing, $10,000,000, or (y) if any of the Supplemental Approvals have not been obtained on or prior to the Closing, $5,000,000, divided by (b) the Buyer Common Share Value.

“Base Share Purchase Price” means a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests or shares, as applicable) equal to the quotient of (a) (i) if all of the Supplemental Approvals have been obtained on or prior to the Closing, $60,000,000, or (ii) if any of the Supplemental Approvals have not been obtained on or prior to the Closing, $30,000,000, divided by (b) the Buyer Common Share Value.

“Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, policies, programs, agreements or arrangements (in each case under clauses (a) and (b), whether or not subject to ERISA and whether written or oral), including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, paid time off, severance, retirement, pension, savings, termination and other employee benefit plans, programs, policies, agreements or arrangements that, in each case under clauses (a) and (b), are sponsored, maintained, contributed to or have been entered into or are required to be sponsored, maintained, contributed to or entered into by the Company, its subsidiaries or any of their respective ERISA Affiliates for the benefit of any Participant, or with respect to which the Company or any of its subsidiaries has any current or contingent liability.

“Business” means the business of developing and constructing the XpressWest high-speed, electrified passenger rail system along a contiguous corridor between Las Vegas, Nevada and Victorville, California, including all associated stations, track, switches, infrastructure and other improvements and including the ownership and operations of all associated vehicles and equipment, as contemplated by the specifications of such system described in the Company’s Request for Proposals—Implementation Team, dated December 23, 2009 and the Final Environmental Impact Statement and Final Section 4(f) Evaluation for the Proposed DesertXpress High-Speed Passenger Train issued by the U.S. Federal Railroad Administration, Department of Transportation in March 2011, and which includes (a) passenger stations in Las Vegas, Nevada and Victorville, California; (b) support facilities along the route described above, including the (i) Operation, Maintenance and Storage Facility in Victorville, California, (ii) Baker Maintenance of Way in Baker, California and (iii) Wigwam Maintenance and Storage Facility in Las Vegas, Nevada; and (c) the Frias Substation in Las Vegas, Nevada.

“business day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in each of New York City and Las Vegas, Nevada.

“Buyer Common Shares” means the limited liability company interests of Buyer; provided that, unless context requires otherwise, if Buyer consummates a Buyer IPO, all references herein to Buyer Common Shares shall be deemed to be references to Buyer Public Shares.

“Buyer Common Share Repurchase Price” means an amount in dollars (rounded to the nearest whole cent) equal to (a) the Buyer Common Share Repurchase Amount, multiplied by (b) the Buyer Common Share Value.

“Buyer Common Share Value” means an amount, determined as of the Closing, equal to the quotient of (a) the Buyer Equity Valuation divided by (b) the number of Buyer Common Shares issued and outstanding at the Closing (after giving effect to the issuance of (i) the Base Share Closing Date Payment, (ii) if Buyer makes the Closing Date Share Election, the Optional Share Closing Date Payment and (iii) the Base Share Indemnity Escrow Amount); provided that if Buyer consummates a Buyer IPO at or prior to the Closing, the Buyer Common Share Value shall be the Buyer IPO Price.

“Buyer Equity Valuation” means $3,000,000,000.

“Buyer Fundamental Representation” means the representations and warranties set forth in Sections 5.01, 5.03, 5.04 and 5.08.

“Buyer IPO” means an initial sale by Buyer of common shares to the public in an offering pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act, after which such common shares are listed on one or more nationally recognized exchanges or quoted on one or more automated quotation systems, including the New York Stock Exchange or the Nasdaq Global Select Market.

“Buyer IPO Price” means the initial public offering price (not reduced by any underwriter discounts, commissions or fees) of a Buyer Public Share in the Buyer IPO.

“Buyer Public Share” shall mean a publicly traded common share of Buyer after a Buyer IPO.

“Calculation Time” means 12:01 a.m. (New York City time) on the Closing Date.

“Cash Purchase Price” means an amount in cash equal to (a) (i) if all of the Supplemental Approvals have been obtained on or prior to the Closing, $60,000,000, or (ii) if any of the Supplemental Approvals have not been obtained on or prior to the Closing, $30,000,000, minus (b) Closing Debt minus (c) Unpaid Expenses.

“Change of Control” means the occurrence of any of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than any Permitted Holder, of equity interests of the Company or Buyer representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding equity interests of the Company or Buyer, as applicable; or (ii) the sale, lease, exclusive license or other disposition (x) by the Company of all or substantially all of the Company’s assets or properties or (y) by Buyer of all or substantially all of Buyer’s assets or properties, in each case, other than any such sale, lease, exclusive license or other disposition to an affiliate of Buyer.

“Closing Date Payment” means an amount (rounded to the nearest whole cent) equal to (a) if Buyer does not make the Closing Date Share Election, (i) the Cash Purchase Price plus (ii) an amount (rounded to the nearest whole cent) equal to the product of (x) the Base Share Closing Date Payment, multiplied by (y) the Buyer Common Share Value, or (b) if Buyer makes the Closing Date Share Election, an amount (rounded to the nearest whole cent) equal to the product of (i) the sum of (x) the Base Share Closing Date Payment and (y) the Optional Share Closing Date Payment, multiplied by (ii) the Buyer Common Share Value.

“Closing Debt” means an amount equal to the aggregate amount of Indebtedness and Guarantees of the Company and its subsidiaries as of the Calculation Time (plus the amount of any Indebtedness or Guarantees incurred between the Calculation Time and the Closing) and calculated in accordance with the Accounting Methodologies.

“Commencement of Construction” means the entry into binding construction agreements by the Company or any of its affiliates for the physical construction of all or substantially all of a passenger rail system along a contiguous corridor between Las Vegas, Nevada and Victorville, California (including with respect to any associated stations, track, switches, infrastructure and other improvements along this route), but excluding any design, surveying or other ancillary services in anticipation of such construction.

“Company Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.15, 3.16 and 3.17.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated June 14, 2018, by and between the Company and Brightline Investment Holdings, LLC, an affiliate of Buyer, as amended.

“Consent” means any consent, approval, waiver, license, permit, franchise, exemption, certificate, filing, notice, concession, right, grant, administrative decision or finding, certification, memorandum of understanding, right-of-way, easement, encroachment, authorization or order.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, Guarantee, lease, sublease, purchase order or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written.

“Deposit Amount” means $2,000,000.

“Disposed Share Value” means an amount in dollars equal to the product of (a) the Buyer Common Share Value multiplied by (b) the number of Buyer Common Shares received by Seller pursuant to Section 2.01(c), Section 2.04 (if any) and Section 9.08 that are sold, disposed of or otherwise transferred by Seller from and after the Closing and through and including the IPO Date.

“Environmental Reviews” means all assessments, studies and reviews required under Environmental Law for each of the Company and its subsidiaries to own, lease, develop or operate its properties and assets or to carry on the Business, including any environmental impact statement required under the National Environmental Policy Act and the California Environmental Quality Act and any regulations thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exercising Permitted Transferee” means, as of any date of determination, any Permitted Transferee that (a) holds any Buyer Common Shares that were previously transferred to such Permitted Transferee in accordance with Article II of the Stockholder Agreement and (b) is identified by Seller in the Buyer Common Share Repurchase Notice as electing to sell, transfer and deliver to Buyer all or any portion of such Buyer Common Shares in accordance with Section 2.02(c).

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Approvals” means all federal, state, provincial and local, domestic and foreign, Consents, Judgments and other approvals by or agreements with any Governmental Entity or relevant tribal authority necessary for each of the Company and its subsidiaries to own, lease, develop or operate its properties and assets and to carry on the Business, including all such Governmental Approvals required under Environmental Law and all such Governmental Approvals by or with the Federal Railroad Administration, Bureau of Land Management, STB, Federal Highway Administration, the California State Transportation Agency, California Department of Transportation, California Business, Transportation and Housing Agency, State and Regional Water Quality Control Board for California, California Department of Fish and Game, Nevada Division of Forestry, Nevada Department of Transportation, Nevada High Speed Rail Authority, Nevada Division of Environmental Protection, Mojave Desert Air Quality Management District, Clark County Department of Air Quality and Environmental Management, U.S. Army Corps of Engineers, U.S. Fish and Wildlife Service, U.S. Department of the Interior, Federal Aviation Administration, Federal Emergency Management Agency, National Park Service, Advisory Council on Historic Preservation, State Historic Preservation Officers and Environmental Protection Agency and any similar agencies.

 “Governmental Entity” means any federal, state, provincial or local, domestic or foreign, government or court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority, instrumentality or agency.

“Guarantee” means, with respect to any person, any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person in any manner, whether directly or indirectly, and including any obligation of such first person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of such other person so as to enable such other person to pay such Indebtedness; provided, however, that endorsements for collection or deposit made in the ordinary course of business consistent with past practice shall not be Guarantees.

“Indebtedness” means, with respect to any person, (i) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such person, (viii) all capital lease obligations of such person, (ix) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances.

“Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as applicable.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including such rights in and to: (i) any patent (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent application, patent disclosure or other patent right; (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress or other indicia of origin, including any registration or any application for registration therefor, together with all goodwill associated therewith; (iii) any copyright, work of authorship (whether or not copyrightable), design or database rights (including in all website content and software), including any registration or any application for registration therefor; (iv) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and/or nonpublic know-how, including, for example, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, technical data, specifications, research and development information, technology, databases, data collections, business plans and other technical information, and other rights in know-how and confidential or proprietary information and (iv) URLs and domain names (including any top level domain names and global top level domain names) and registrations and applications for registration therefor, and social media identifiers, handles and tags.

“IPO Date” means the closing date of a Buyer IPO.

“Judgment” means any judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation or decree.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 10.04(b) of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and its subsidiaries primarily responsible for such matters, but without further investigation by such persons.

“Law” means any statute, law, ordinance, legally-binding rule, regulation or any legally binding administrative or judicial decisions, interpretations, or policies issued by any Governmental Entity in connection with any of the foregoing.

“Lien” means any pledge, claim, lien, charge, mortgage, deed of trust, security interest, option, lease, easement, covenant, condition, right of way, right of first refusal or offer, or other encumbrance of any kind or nature whatsoever.

“Losses” of any person shall mean any and all Proceedings, assessments, losses, damages, Liabilities, taxes, costs and expenses asserted against, imposed upon or incurred by such person, including interest, penalties, attorneys’ fees and expenses, third-party expert and consultant fees and expenses, fines, Judgments, awards and financial responsibility for investigation, removal and cleanup costs, natural resource damages, and government oversight costs, in each case on a pre-tax basis.
“Manager” has the meaning assigned to such term in the Operating Agreement.

“Maximum Buyer Common Share Repurchase Amount” means a number of Buyer Common Shares (to the extent such Buyer Common Shares are owned by Seller or any Exercising Permitted Transferee as of the Buyer Common Share Repurchase Closing Date) equal to (a) the Optional Share Closing Date Payment (to the extent previously issued and delivered to Seller in accordance with Section 2.01(c)), plus (b) the Optional Supplemental Share Purchase Price (to the extent previously issued and delivered to Seller in accordance with Section 2.04), minus (c) the number of Buyer Common Shares that are sold, disposed of or otherwise transferred by Seller (other than to a Permitted Transferee in accordance with Article II of the Stockholder Agreement) from and after the Closing and through and including the IPO Date (but only to the extent such number of Buyer Common Shares referred to in this clause (c) exceeds the sum of (i) the Base Share Closing Date Payment, (ii) if any Buyer Common Shares have previously been issued pursuant to Section 2.04(b), the Supplemental Share Closing Date Payment, and (iii) the number of Buyer Common Shares received by Seller pursuant to Section 9.08).

“Member” has the meaning assigned to such term in the Operating Agreement.

“Membership Interests” has the meaning assigned to such term in the Operating Agreement.

“Operating Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of October 13, 2017.

“Optional Share Closing Date Payment” means a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability interests) equal to the quotient of (a) (i) (x) if all of the Supplemental Approvals have been obtained on or prior to the Closing, $60,000,000, or (y) if any of the Supplemental Approvals have not been obtained on or prior to the Closing, $30,000,000, minus (ii) the Deposit Amount (if previously paid pursuant to Section 2.03), minus (iii) Closing Debt, minus (iv) Unpaid Expenses, divided by (b) the Buyer Common Share Value.

“Optional Supplemental Share Purchase Price” means a number of Buyer Common Shares equal to the Supplemental Share Purchase Price.

“Organizational Documents” means any charter, certificate, articles or deed of incorporation, articles of organization, certificate of formation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments, including, for the avoidance of doubt, in the case of the Company, the Company’s articles of organization and the Operating Agreement.

“Participant” means any current or former director, employee, individual independent contractor or other individual service provider of the Company or any of its subsidiaries.

“Permitted Holder” means Fortress Investment Group LLC and any affiliate thereof, and investment funds or partnerships managed by any of the foregoing.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not yet due or are being contested in good faith by appropriate Proceedings, and for which adequate reserves have been made in accordance with GAAP, (b) Liens for taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate Proceedings, and for which adequate reserves have been made in accordance with GAAP, (c) encumbrances, restrictions, easements, covenants, conditions, rights of way and similar matters of record affecting title to real property that, individually or in the aggregate, would not reasonably be expected to impair the conduct of the Business and (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the conduct of the Business.

 “Permitted Transferee” has the meaning assigned to such term in the Stockholder Agreement.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Returns” means any tax returns of the Company and each of its subsidiaries for any period ending on or before the Closing Date or any Straddle Period.

“Proceeding” means any action, complaint, threat, order, directive, citation, notice, suit, charge, hearing, proceeding, claim or counterclaim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation.

“Purchase Price” means, subject to adjustment pursuant to Section 2.04, an amount in dollars equal to (a) the Cash Purchase Price plus (b) (x) if all of the Supplemental Approvals have been obtained on or prior to the Closing, $60,000,000, or (y) if any of the Supplemental Approvals have not been obtained on or prior to the Closing, $30,000,000.

“SEC” means the United States Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 4.01, 4.02, 4.03 and 4.04.

“Seller’s Aggregate IPO Holding” means an amount in dollars equal to the product of (x) the Buyer IPO Price multiplied by (y) the number of Buyer Public Shares held by Seller upon the closing of (and after giving effect to) a Buyer IPO (it being understood that, for purposes of this definition, (i) any Buyer Common Shares issued as part of the Optional Share Closing Date Payment or the Optional Supplemental Share Purchase Price and (ii) any Buyer Common Shares that continue to be included in the Share Indemnity Escrow Amount shall, in each case, not be considered held by Seller).

“Share Consideration Target Value” means, as of any date of determination, an amount in dollars equal to (a) (i) the Base Share Closing Date Payment (plus, if any Buyer Common Shares have previously been issued pursuant to Section 2.04(b), the Supplemental Share Closing Date Payment), multiplied by (ii) the Buyer Common Share Value, plus (b) the Share Indemnity Release Value, minus (c) the Disposed Share Value.

“Share Indemnity Escrow Amount” means the Base Share Indemnity Escrow Amount (plus, from and after the Supplemental Approval Closing Date (if the Supplemental Approval Closing Date occurs prior to the Release Date), the Supplemental Share Indemnity Escrow Amount). The Share Indemnity Escrow Amount is subject to adjustment pursuant to Sections 2.02(b), 2.05, 9.08 and 9.09.

“Share Indemnity Release Value” means an amount in dollars equal to the product of (a) the Buyer Common Share Value multiplied by (b) the number of Buyer Common Shares, if any, that have been released to Seller pursuant to Section 9.08 prior to the IPO Date.

“Share Projected Indemnity Amount” means, as of any date, the number of Buyer Common Shares (rounded to the nearest whole number of limited liability company interests or shares, as applicable) equal to the quotient of (i) the maximum aggregate amount that is reasonably determined by Buyer in good faith to be necessary to satisfy all Claims that have been timely asserted in accordance with this Agreement, but not finally resolved by that date, including an amount with respect to fees and expenses reasonably projected by Buyer in good faith to be the maximum aggregate amount necessary to cover costs and expenses related to the enforcement of such Claims divided by (ii) the Buyer Common Share Value.

“Share Purchase Price True-Up” means a number of Buyer Public Shares (rounded to the nearest whole number of shares) equal to

(A + B-C-D)÷ E

where “A” is an amount in dollars equal to the product of (i) the Base Share Closing Date Payment (plus, if any Buyer Common Shares have previously been issued pursuant to Section 2.04(b), the Supplemental Share Closing Date Payment), multiplied by (ii) the Buyer Common Share Value; “B” is the Share Indemnity Release Value; “C” is the Disposed Share Value; “D” is Seller’s Aggregate IPO Holding; and “E” is the Buyer IPO Price.

“STB” means the Surface Transportation Board.

“Stockholder Agreement” means the stockholder agreement to be entered into at the Closing by and among Buyer and Seller, substantially in the form of Exhibit A attached hereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“subsidiary” means, with respect to any person, any other person, an amount of the voting securities or other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned, directly or indirectly, by such first person or by another subsidiary of such first person.

“Supplemental Approvals” means each of the Consents set forth under Category 2 of Section 7.02(f) of the Company Disclosure Letter.

“Supplemental Approval Interest Rate” means a rate of four percent (4.0%) per annum (provided that under no circumstances will such rate be less than the short-term Applicable Federal Rate, as defined in Section 1274(d) of the Code).

“Supplemental Approvals Outside Date” means the date that is ten years after the Closing Date.

“Supplemental Cash Purchase Price” means the sum of (a) $30,000,000 and (b) interest accrued on such amount from the Closing Date to but excluding the Supplemental Approval Closing Date, at the Supplemental Approval Interest Rate.

“Supplemental Share Indemnity Escrow Amount” means a number of Buyer Common Shares (rounded to the nearest whole number of limited liability company interests or shares, as applicable) equal to the quotient of (a) $5,000,000 divided by (b) the Buyer Common Share Value.

“Supplemental Share Purchase Price” means a number of Buyer Common Shares (rounded up to the nearest whole number of limited liability company interests or shares, as applicable) equal to the quotient of (a) the sum of (i) $30,000,000 and (ii) interest accrued on such amount from the Closing Date to but excluding the Supplemental Approval Closing Date, at the Supplemental Approval Interest Rate, divided by (b) the Buyer Common Share Value.

“Tharaldson Land Purchase” means the transactions contemplated by the Real Estate Purchase and Sale Agreement by and among Tharaldson Ethanol Plant I, LLC, TMII South Tech, LLC, C.Y. & R.I. Heritage Inn of Palmdale, Inc., C.Y. Heritage Inn of Dayton, Inc., and 4424 Polaris Avenue, LLC, collectively as seller, and Buyer, as purchaser, dated as of the date hereof (the “Tharaldson Land Purchase Agreement”).

“Third-Party Consents” means all Consents and other approvals by or agreements with any person (other than any Governmental Entity) necessary for each of the Company and its subsidiaries to own, lease, develop or operate its properties and assets and to carry on the Business.

“Unpaid Expenses” means, to the extent not paid and discharged by the Company and/or Seller prior to or at the Closing, an amount equal to (i) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives, advisors and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred by or on behalf of the Company or any of its subsidiaries on or prior to Closing in connection with this Agreement, the Acquisition and the other transactions contemplated hereby, including all fees, costs and expenses of Holland & Hart LLP plus (ii) all accrued management fees and any other fees, expenses or other amounts payable to Seller, the Manager, any Member or any of other affiliate of Seller in connection with this Agreement and the transactions contemplated hereby (including any amounts payable upon termination of any Contracts, agreements or arrangements with any of Seller or any of their affiliates in connection with this Agreement or the transactions contemplated hereby).

(c)       For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to September 17, 2018. Whenever the words “made available to Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Buyer at least one business day prior to the date of this Agreement in the electronic dataroom maintained on behalf of the Company (as evidenced by a DVD or CD-ROMs imprinted with all such documents or information and delivered by the Company to Buyer promptly following the date hereof). The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Any applicable Law defined or referred to herein means such applicable Law as from time to time amended, modified or supplemented. Any reference to any statute herein shall also be deemed to refer to all rules and regulations promulgated thereunder. References to a person are also to its successors and permitted assigns.

Section 10.05     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered, in person or by facsimile, or by electronic image scan, receipt acknowledged, to the other parties.

Section 10.06     Integrated Contract. This Agreement, including the Company Disclosure Letter and Buyer Disclosure Letter, any written amendments to the foregoing satisfying the requirements of Section 10.13 hereof and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. Any term used in the Company Disclosure Letter or Buyer Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 10.07     Severability. The invalidity, illegality or unenforceability of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Proceeding brought to enforce such restriction.

Section 10.08     Governing Law. This Agreement and disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of the State of New York, without reference to its conflicts of law principles.

Section 10.09     Jurisdiction. Each party irrevocably agrees that any Proceeding against it arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in (a) any New York State Court sitting in the County of New York or (b) the United States District Court for the Southern District of New York, and irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such Proceeding. Each of Buyer, Seller and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) in (x) any New York State Court sitting in the County of New York or (y) the United States District Court for the Southern District of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.10     Service of Process. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.03 shall be effective service of process for any Proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 10.09.

Section 10.11     Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11.

Section 10.12     Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in (i) any New York State Court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York, without any requirement to post a bond, this being in addition to any other remedy to which the parties are entitled at Law or in equity.

Section 10.13     Amendments. This Agreement may be amended, modified, superseded or canceled only by an instrument in writing signed by Seller and Buyer and any of the provisions hereof may be waived only by an instrument in writing signed by or on behalf of the party waiving compliance.

Section 10.14     Further Assurances. Each of Seller, the Company and Buyer agrees to execute and deliver, upon the written request of any other party, any and all such further instruments and documents as are reasonably appropriate for the purpose of obtaining the full benefits of this Agreement.

Section 10.15     Transfer of Privilege; Conflict Waiver.

(a)          Buyer: (i) acknowledges that Holland & Hart LLP has represented Seller and the Company in connection with the transactions provided for herein and that, effective upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller immediately prior to the Closing, on behalf of the Company, all of the Company’s right to, title to and interest in all communications with, and work product of, Holland & Hart LLP as they relate to this Agreement and the transactions contemplated hereby, the documents related hereto and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (ii) agree that the intent and effect of this provision is to grant Seller control over the exercise of the attorney-client privilege held by the Company in respect of this Agreement and the transactions contemplated hereby (but not any other matters), the related documents and the transactions effected by each and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (iii) agree that after the Closing, the Company will not knowingly waive the attorney-client privilege belonging to the Company, if any, relating to any matter relating to this Agreement and the transactions contemplated hereunder, all related documents and the transactions effected by each and the preparation and negotiation thereof occurring before the Closing or disclose the content of communications or work product related to such privilege to any person with the intention of or knowingly waiving the attorney-client privilege to which the communications or work product is subject, without the express written consent of Seller.

(b)          The parties further intend that Seller may, should it so choose, to have the benefit of representation by Holland & Hart LLP in connection with post-Closing matters concerning this Agreement, any documents contemplated hereunder and the transactions contemplated hereunder and thereunder. Accordingly, each party agrees that this Agreement will (i) constitute consultation with respect to the potential conflict of interest that Holland & Hart LLP may have as a result of its representation of the Company both historically and in connection with this Agreement and the transactions contemplated hereunder, (ii) confirm that each party understands the risks associated with potential conflicts of interest and that the parties have alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) that the parties still wish to consent to Holland & Hart LLP’s representation, if requested, of Seller in connection with matters relating to this Agreement and/or the transactions contemplated hereunder, and waive any conflicts of interest which may exist as a result of such representation, including in connection with any litigation or adversarial proceeding arising among the parties, or any of them, regarding this Agreement and the transactions contemplated hereunder. The parties acknowledge that this waiver in no way limits Holland & Hart LLP’s obligations under applicable rules of professional conduct, but that Holland & Hart LLP shall be entitled to fully rely upon this waiver to the extent permitted by the applicable rules of professional conduct.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

BRIGHTLINE HOLDINGS LLC

By:	/s/ Kolleen Cobb
	Name:	Kolleen Cobb
	Title:	Vice President

DESERTXPRESS ENTERPRISES, LLC

By:	BENNY’S HOLDCO, LLC

Its:	Manager

By:	/s/ Anthony A. Marnell II
	Name:	Anthony A. Marnell II
	Title:	Manager

BENNY’S HOLDCO, LLC

By:	DX, LLC

Its:	Manager

By:	/s/ Anthony A. Marnell II
	Name:	Anthony A. Marnell II
	Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

FORM OF STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT

Dated as of [●]

by and between

BRIGHTLINE HOLDINGS LLC

and

BENNY’S HOLDCO, LLC

i

This STOCKHOLDER AGREEMENT, dated as of [●] (this “Agreement”), is by and between BRIGHTLINE HOLDINGS LLC, a Delaware [limited liability company][corporation]1 (“Buyer”), and BENNY’S HOLDCO, LLC, a Nevada limited liability company (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, on September 17, 2018, Buyer and the Stockholder entered into a Membership Interest Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”), pursuant to which, among other things, Buyer will issue, on the date hereof, Buyer Common Shares to the Stockholder in an amount equal to the Base Share Closing Date Payment and, if Buyer makes the Closing Date Share Election, the Optional Share Closing Date Payment; and

WHEREAS, each of the parties wishes to set forth in this Agreement certain terms and conditions regarding, among other things, the Stockholder’s ownership of Buyer Common Shares;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Governance

1.1          Composition of the Board of Directors.

(a)          Upon the occurrence of the Stockholder Investor Rights Initiation Event, Buyer shall cause one (1) Stockholder Designee to be appointed to the Board.

(b)          During the Stockholder Investor Rights Period, subject to the other provisions of this Section 1.1, at each annual or special meeting of the stockholders of Buyer at which directors are to be elected to the Board, Buyer shall nominate and use its reasonable best efforts (which shall, subject to applicable Law and Judgment, include including in any proxy statement used by Buyer to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that stockholders of Buyer vote in favor of the slate of directors) to cause the election to the Board of a slate of directors that includes one (1) Stockholder Designee.

1 To be updated based on type of entity at Closing.

(c)          The Stockholder shall notify Buyer of the identity of any proposed Stockholder Designee, in writing, at or before the time such information is reasonably requested by the Board or any applicable committee of the Board responsible for governance and board nominating matters (the “Governance and Nominating Committee”) to permit a reasonable time for the Board to review such proposed Stockholder Designee and for inclusion in a proxy statement for a meeting of stockholders, and shall furnish all information about such proposed Stockholder Designee as shall be reasonably requested by the Board or the Governance and Nominating Committee in connection therewith (including, at a minimum, any information regarding such proposed Stockholder Designee to the extent required by applicable Law or Judgment, including applicable securities Laws). Notwithstanding the provisions of this Article I, the Stockholder shall not be entitled to designate a particular Stockholder Designee (or, for the avoidance of doubt, any particular Stockholder Director) to the Board pursuant to this Article I if such Stockholder Designee is not reasonably acceptable to the Board and the Governance and Nominating Committee (it being understood that each of Anthony A. Marnell II and Anthony A. Marnell III is, as of the date of this Agreement, reasonably acceptable to the Board and the Governance and Nominating Committee).

(d)          Subject to Section 1.1(c), so long as no Stockholder Investor Rights Termination Event has occurred, in the event of (i) the death, disability, removal or resignation of the Stockholder Director, the Board shall promptly appoint as a replacement Stockholder Director the Stockholder Designee designated by the Stockholder to fill the resulting vacancy and to serve for the term that such Stockholder Director would have served but for such Stockholder Director’s death, disability, removal or resignation, or (ii) the failure of a Stockholder Designee to be elected to the Board at any annual or special meeting of the stockholders of Buyer during the Stockholder Investor Rights Period and at which such Stockholder Designee stood for election but was nevertheless not elected (such Stockholder Designee, a “Stockholder Specified Designee”), the Board shall promptly appoint another Stockholder Designee designated by the Stockholder to serve in lieu of such Stockholder Specified Designee as the Stockholder Director during the term that such Stockholder Specified Designee would have served had such Stockholder Specified Designee been elected at such meeting of the stockholders of Buyer, and, in each case of clause (i) and clause (ii), such individual shall then be deemed the Stockholder Director for all purposes hereunder.

(e)          Buyer shall at all times provide each Stockholder Director (in his or her capacity as a member of the Board) with the same rights to indemnification, advancement of expenses and exculpation that it provides to the other members of the Board.

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(f)          For the avoidance of doubt, subject to applicable Law and Judgment, for so long as a Stockholder Director is a member of the Board, Buyer and its subsidiaries will prepare and provide, or cause to be prepared and provided, to such Stockholder Director (in his or her capacity as such) any materials or other information prepared for or given to any other member of the Board (excluding any such materials or other information prepared for and given solely to the [Chief Executive Officer] and no other member of the Board), as and when prepared for or given to any such other member, or any other materials or other information relating to the management, operations and finances of Buyer and its subsidiaries as and when generally provided to directors of Buyer; provided, however, that the Stockholder Director shall not be entitled to attend or participate in, and shall, to the extent applicable, waive notice and recuse himself or herself from, such meetings as a party thereto, and shall not be entitled to receive any information, in each case to the extent related to the Stockholder or the Purchase Agreement, any ancillary transaction documents related thereto or any of the transactions contemplated thereby or otherwise related to any other commercial relationship between the Stockholder or any of its affiliates, on the one hand, and Buyer or any of its affiliates, on the other hand. Each Stockholder Director shall be bound by and subject to the same confidentiality obligations as each other director of Buyer.

1.2          Termination of Board Designation Rights. Promptly upon the occurrence of a Stockholder Investor Rights Termination Event, all obligations of Buyer with respect to, and all rights of, the Stockholder and the Stockholder Director or Stockholder Designee pursuant to this Article I (other than rights to indemnification, advancement of expenses and exculpation) shall terminate and the Stockholder shall cause the Stockholder Director to immediately resign from the Board. In furtherance of the foregoing, each Stockholder Designee shall, prior to (and as a condition to) his or her appointment or election to the Board, and the Stockholder shall cause each Stockholder Designee to, execute an irrevocable resignation as director which will automatically become effective upon a Stockholder Investor Rights Termination Event.

1.3          Stockholder Information Rights.

(a)          Quarterly Financial Statements. Buyer shall deliver to the Stockholder, within 90 calendar days after the end of each fiscal quarter of OpCo (other than the last fiscal quarter of any fiscal year of OpCo):

(i)           an unaudited balance sheet as at the end of such fiscal quarter; and

(ii)          an unaudited income statement for such fiscal quarter;

in each case for OpCo and its subsidiaries (on a consolidated basis), excluding footnotes thereto, all prepared in accordance with GAAP (applicable to non-public companies) consistently applied throughout the periods covered thereby, subject to changes resulting from normal year-end adjustments.

(b)          Annual Financial Statements. Buyer shall deliver to the Stockholder, within 120 calendar days after the end of each fiscal year of OpCo:

(i)           an audited balance sheet as at the end of such fiscal year; and

(ii)          an audited income statement and statement of cash flows for such fiscal year;
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in each case for OpCo and its subsidiaries (on a consolidated basis), including any footnotes thereto, prepared in accordance with GAAP (applicable to non-public companies) consistently applied throughout the periods covered thereby (except as otherwise disclosed in the footnotes thereto).

(c)          Other Information. Buyer will consider and respond in good faith to reasonable requests made by the Stockholder for other information related to the Stockholder’s investment in Buyer; provided, however, that Buyer shall not be required to provide any such information if (i) Buyer determines in good faith that such information is competitively sensitive; (ii) such information relates to the Purchase Agreement, any ancillary transaction documents related thereto or any of the transactions contemplated thereby or otherwise relates to any commercial relationship between the Stockholder or any of its affiliates, on the one hand, and Buyer or any of its affiliates, on the other hand; or (iii) Buyer determines in good faith that providing such information would reasonably be expected to (A) jeopardize an attorney-client privilege or cause a loss of attorney work product protection or (B) violate any applicable Law or Judgment or any Contract with a third party.

(d)          Termination. The provisions of this Section 1.3 shall terminate upon the earlier to occur of (i) the consummation of a Buyer IPO and (ii) the Stockholder Disposition Event.

(e)          Limitation on Other Rights. The rights of the Stockholder under this Section 1.3 are in lieu of any other rights to information that may be available under the Delaware Act (including pursuant to Section 18-305 of the Delaware Act) or common law in its capacity as a member of Buyer, to the extent applicable.

ARTICLE II

Transfers; Tag-Along; Drag-Along; Put Right
2.1          Transfer Restrictions.

(a)          Other than Permitted Transfers, subject to Sections 2.1(c) and 2.1(d), the Stockholder shall not, directly or indirectly, Transfer any Buyer Common Shares until the date following the later of (i) consummation of the Buyer IPO and (ii) the last day of any lock-up period agreed to by the Stockholder in connection with such Buyer IPO (such later date, the “Restricted Period Termination Date”).

(b)          “Permitted Transfers” means, in each case so long as such Transfer is in accordance with applicable Laws and Judgments and the provisions of Buyer’s Organizational Documents:

(i)            a Transfer of Buyer Common Shares to a Permitted Transferee, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to Buyer, in which such Transferee makes customary representations and warranties and agrees to be subject to all covenants and agreements of the Stockholder under this Agreement; provided that if at any time the Transferee ceases to be an affiliate of such Transferor, such Transferee shall, and such Transferor shall procure that such Transferee shall, immediately Transfer back the Transferred Buyer Common Shares to such Transferor as if such Transfer had not taken place ab initio, and Buyer shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer on the share register of Buyer;

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 (ii)         the application of (A) Section 2.02(c) of the Purchase Agreement or (B) Section 9.09 of the Purchase Agreement;

 (iii)        a Transfer of Buyer Common Shares pursuant to Section 2.2(a); and

 (iv)         any other Transfer of Buyer Common Shares with Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(c)           If, as of the date following the first anniversary of this Agreement, (i) Buyer has not consummated a Buyer IPO and (ii) the Stockholder Disposition Event has not occurred prior to such date, then the Stockholder shall have the right (on behalf of itself and the Permitted Transferees) to deliver, on one occasion, a written notice to Buyer on or prior to the date that is five (5) business days after the first anniversary of this Agreement (such notice, a “Third Party Transfer Election”), electing to terminate the restrictions on Transfer set forth in Section 2.1(a) for a period of 90 days following the delivery of such Third Party Transfer Election and to require Buyer to, for such 90 day period, use commercially reasonable efforts to provide such assistance as is reasonably requested by the Stockholder (on behalf of itself and the Permitted Transferees) in connection with any proposed Transfer by the Stockholder or any Permitted Transferee of Buyer Common Shares then held by the Stockholder or such Permitted Transferee to any proposed Transferee, including reasonably cooperating with the due diligence of the proposed Transferee by making available to such proposed Transferee (subject to customary confidentiality obligations by such proposed Transferee) (A) the financial statements referred to in Sections 1.3(a) and 1.3(b) and (B) such other customary due diligence information reasonably requested by the Stockholder (on behalf of itself and the applicable Permitted Transferees) or such proposed Transferee.

(d)           If, as of any of (i) the Release Date, (ii) each date contemplated in Section 9.08(b) of the Purchase Agreement or (iii) the Supplemental Approval Trigger Date (each such date, a “Third Party Transfer Trigger Date”), (A) Buyer has not consummated a Buyer IPO and (B) the Stockholder Disposition Event has not occurred prior to such date, then the Stockholder shall have the right (on behalf of itself and the Permitted Transferees) to deliver, on one occasion in respect of each Third Party Transfer Trigger Date, a Third Party Transfer Election to Buyer on or prior to the date that is five (5) business days after any such Third Party Transfer Trigger Date, electing to terminate the restrictions on Transfer set forth in Section 2.1(a) for a period of 90 days following the delivery of such Third Party Transfer Election and to require Buyer to, for such 90 day period, use commercially reasonable efforts to provide such assistance as is reasonably requested by the Stockholder (on behalf of itself and the Permitted Transferees) in connection with any proposed Transfer by the Stockholder or any Permitted Transferee of Buyer Common Shares then held by the Stockholder or such Permitted Transferee to any proposed Transferee, including reasonably cooperating with the due diligence of the proposed Transferee by making available to such proposed Transferee (subject to customary confidentiality obligations by such proposed Transferee) (x) the financial statements referred to in Sections 1.3(a) and 1.3(b) and (y) such other customary due diligence information reasonably requested by the Stockholder (on behalf of itself and the applicable Permitted Transferees) or such proposed Transferee.

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(e)          Notwithstanding anything to the contrary contained herein, including the occurrence of the Restricted Period Termination Date or any Third Party Transfer Election, the Stockholder shall not, directly or indirectly, Transfer any Buyer Common Shares other than in accordance with applicable Law and Judgment and Buyer’s Organizational Documents. Until the consummation of a Buyer IPO, Buyer shall not, and shall cause its members not to, amend or otherwise modify its Organizational Documents in any manner that would result in any restrictions on Transfer therein becoming more restrictive than any restrictions on Transfer set forth in Buyer’s Organizational Documents as of the date of the Purchase Agreement.

(f)          Any Transfer or attempted Transfer of Buyer Common Shares in violation of this Section 2.1 shall, to the fullest extent permitted by applicable Law and Judgment, be null and void ab initio, and Buyer shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of Buyer. Any share certificate or other instrument evidencing the Buyer Common Shares issued to the Stockholder on the Closing Date shall bear a legend detailing the restrictions on transfer set forth in this Agreement.

2.2           Tag Along; Drag Along; Put Right.

(a)           Tag Along Rights. Notwithstanding anything in Section 2.1 to the contrary, if any Fortress Stockholder or group of Fortress Stockholders proposes to effect a Change of Control Sale prior to the consummation of the Buyer IPO, the Stockholder may, at its option, elect to exercise its rights under this Section 2.2(a).

(i)           In the event of a proposed Change of Control Sale, Buyer shall deliver to the Stockholder: (A) a written notice of the terms and conditions of such Change of Control Sale (a “Change of Control Notice”) and offer the Stockholder (and any Permitted Transferee that then owns any Buyer Common Shares) the opportunity to participate in such Change of Control Sale on the same terms and conditions, subject to the same agreements and for the same consideration, as the applicable Fortress Stockholders participating in such Change of Control Sale and (B) the purchase agreement (or similar instrument of transfer), including all attachments and schedules, that is the subject of such Change of Control Sale.
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(ii)           From the date of the delivery of all of the information described in Section 2.2(a)(i), until the date that is 10 business days thereafter (the “Tag Along Election Period”), the Stockholder (and any Permitted Transferee that then owns any Buyer Common Shares) shall have the right, exercisable by written notice delivered by the Stockholder (such participating Stockholder and such other participating Permitted Transferees that then own any Buyer Common Shares, a “Tag Along Stockholder”) to Buyer within such Tag Along Election Period, to request that the applicable Fortress Stockholders include in the Change of Control Sale the number of Buyer Common Shares as is specified in such notice; provided, however, that if the aggregate number of Buyer Common Shares proposed to be Transferred by the applicable Fortress Stockholders, the Tag Along Stockholders and any other holder of Buyer Common Shares in the Change of Control Sale exceeds the number of Buyer Common Shares that can be Transferred on the terms and conditions set forth in the Change of Control Notice, then only the Tag Along Portion of Buyer Common Shares held by the applicable Fortress Stockholders and the Tag Along Stockholders shall be Transferred pursuant to the applicable Change of Control Sale. All out-of-pocket costs and expenses incurred by the Tag Along Stockholders in connection with a Change of Control Sale described in this Section 2.2(a) shall be paid by the Tag Along Stockholders. In connection with any Change of Control Sale described in this Section 2.2(a), the closing of the Transfer of Buyer Common Shares held by the applicable Fortress Stockholders and the closing of the Transfer of Buyer Common Shares held by each Tag Along Stockholder shall each occur on the same date.

(iii)           Notwithstanding the foregoing, the Fortress Stockholders may at any time prior to consummation of a Change of Control Sale described in this Section 2.2(a) terminate the proposed Transfer and the related tag along rights of any Tag Along Stockholder with respect to such proposed Transfer. Buyer shall cause the Fortress Stockholders to comply with the provisions of this Section 2.2(a).

(b)           Drag Along. Notwithstanding anything in Section 2.1 to the contrary, if Buyer or any Fortress Stockholder or group of Fortress Stockholders proposes to effect a Change of Control Sale prior to the consummation of a Buyer IPO, Buyer or such Fortress Stockholders may, at their option, require the Stockholder (and any Permitted Transferee that then owns any Buyer Common Shares) to Transfer in such Change of Control Sale all of the Buyer Common Shares then owned by the Stockholder (and such other Permitted Transferees that then own any Buyer Common Shares) (collectively, the “Drag Along Stockholders”) on the same terms and conditions, subject to the same agreements and for the same consideration, as the applicable Fortress Stockholders participating in such Change of Control Sale, pursuant to the terms of this Section 2.2(b).

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 (i)           In the event Buyer or any Fortress Stockholders elect to exercise their rights pursuant to this Section 2.2(b), Buyer shall provide to the Stockholder a Change of Control Notice not later than the 10th business day prior to the closing of the proposed Change of Control Sale.

(ii)           Upon receipt of a Change of Control Notice, the Drag Along Stockholders shall be required to participate in the Change of Control Sale, on the terms and conditions set forth in the Change of Control Notice (subject to this Section 2.2(b)(ii) and Section 2.2(b)(iii)) and, if any such Change of Control Sale involves a merger, consolidation or sale of all or substantially all assets of Buyer and its subsidiaries, the Drag Along Stockholders shall be required to vote in favor of or consent in writing to such merger, consolidation or sale of all or substantially all assets (and, without limiting the foregoing, each Drag Along Stockholder shall (to the extent applicable) waive any dissenters’ rights, appraisal rights or similar rights in connection therewith). In connection with the foregoing, each Drag Along Stockholder shall be required to join and become a party to each agreement that is approved by Buyer or any Fortress Stockholder or group of Fortress Stockholders, as applicable (or to which any Fortress Stockholder is a party), in connection with a Change of Control Sale, including any such agreement that provides for representations and warranties, indemnification obligations (including escrows, hold backs or other similar arrangements to support such indemnification obligations), releases, covenants or other obligations, in each case, of the holders of Buyer Common Shares party thereto; provided that (x) except in the case of the following clause (y), the indemnification obligations of each Drag Along Stockholder in connection with a Change of Control Sale shall be the same as those made by the Fortress Stockholders and apportioned based on such Drag Along Stockholder’s pro rata portion of the aggregate consideration received by the holders of Buyer Common Shares in such transaction, (y) with respect to breaches of Fundamental Representations made by any Drag Along Stockholder in connection with a Change of Control Sale, such Drag Along Stockholder shall be solely liable, and (z) the aggregate amount of liability for any Drag Along Stockholder shall not in any case exceed the total consideration received by such Drag Along Stockholder in the Change of Control Sale. The Stockholder (i) hereby appoints Buyer or any designee thereof as its representative in connection with any agreement contemplated by this Section 2.2(b) (including the right to resolve any potential indemnification claims or other disputes on behalf of the Fortress Stockholders and the Drag Along Stockholders) and (ii) hereby irrevocably grants to, and appoints, Buyer or any designee thereof, as the Stockholder’s proxy and attorney in fact (with full power of substitution), for and in the name, place and stead of each Drag Along Stockholder, to vote the Buyer Common Shares held by each Drag Along Stockholder, or to grant a consent or approval in respect of such Buyer Common Shares, in connection with any meeting of Buyer or any action by written consent in lieu of a meeting of Buyer with respect to a Change of Control Sale. The Stockholder hereby affirms that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement, and is coupled with an interest and irrevocable. All out of pocket costs and expenses incurred by any Drag Along Stockholder in connection with a Change of Control Sale described in this Section 2.2(b) shall be paid by such Drag Along Stockholder. In connection with any Change of Control Sale described in this Section 2.2(b), the closing of the Transfer of Buyer Common Shares held by the applicable Fortress Stockholders and the closing of the Transfer of Buyer Common Shares held by each Drag Along Stockholder shall each occur on the same date.

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(iii)           Notwithstanding the foregoing, Buyer and the applicable Fortress Stockholders may at any time prior to consummation of a Change of Control Sale described in this Section 2.2(b) terminate the proposed Transfer and any concomitant drag along obligations of any Drag Along Stockholders with respect to such proposed Transfer.

(c)           Put Right.

(i)           If, as of the date that is 90 days after the date on which the Stockholder delivers a Third Party Transfer Election pursuant to Sections 2.1(c) or 2.1(d) (any such date, a “Put Trigger Date”), (A) Buyer has not consummated a Buyer IPO and (B) the Stockholder or any Permitted Transferee continue to hold Buyer Common Shares, then the Stockholder shall have the right (on behalf of itself and the Permitted Transferees) to deliver, on one occasion in respect of each Put Trigger Date, a written notice to Buyer on or prior to the date that is 30 days after any such Put Trigger Date, electing to require Buyer to purchase all the Buyer Common Shares then held by the Stockholder or any Permitted Transferee within 90 days of delivery of the written notice to Buyer of such election (any such date, a “Put Closing Date”), at a price per Buyer Common Share equal to the Buyer Common Share Value (this amount, the “Put Amount”). The Stockholder and each Permitted Transferee, as applicable, shall execute and deliver to Buyer customary share transfer documentation reasonably requested by Buyer in connection with any Transfer of Buyer Common Shares contemplated by this Section 2.2(c) and, without limiting the foregoing, the Stockholder and each such Permitted Transferee shall be required to make Fundamental Representations to Buyer in the definitive share transfer documentation related to any such Transfer.

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 (ii)           Notwithstanding anything herein to the contrary, if, following the Closing and prior to the applicable Put Closing Date, there has been a material and sustained disruption of, or material and sustained adverse change in, conditions in the financial, banking or capital markets that, in Buyer’s reasonable judgment, would materially impair Buyer’s ability to obtain the financing necessary to pay the Put Amount to the Stockholder or any Permitted Transferee, as applicable, on commercially reasonable terms, then Buyer may, upon delivery of written notice to the Stockholder and such Permitted Transferees, extend such Put Closing Date until such time at which such financing becomes available on commercially reasonable terms (this time period, the “Put Closing Extension Period”). Buyer shall use reasonable best efforts to obtain this financing at the earliest reasonable opportunity. During any Put Closing Extension Period, interest on the Put Amount will accrue at a rate of four percent (4.0%) per annum; provided that under no circumstances will such interest rate be less than the short-term Applicable Federal Rate, as defined in Section 1274(d) of the Internal Revenue Code (the “AFR”), and Buyer and the Stockholder shall periodically review this interest rate (and no less than annually) until the Put Amount is fully paid to ensure this interest rate continues to exceed the AFR. Buyer’s internal records of applicable interest rates will be determinative in the absence of manifest error.

(d)           Notwithstanding anything in this Agreement to the contrary, this Section 2.2 shall terminate immediately upon the consummation of a Buyer IPO.

ARTICLE III

Definitions

3.1           Defined Terms. Terms that are not otherwise defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“AFR” has the meaning set forth in Section 2.2(c)(ii).

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Board” means Buyer’s board of directors, board of managers or other governing body (as applicable).

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“Buyer” has the meaning set forth in the preamble.

“Change of Control Notice” has the meaning set forth in Section 2.2(a).

“Change of Control Sale” means any transaction or series of related transactions in which any Fortress Stockholder or group of Fortress Stockholders proposes to Transfer (whether by merger, consolidation or sale or other Transfer of Buyer Common Shares or otherwise) 50% or more of the then outstanding Buyer Common Shares to any person (other than another Fortress Stockholder or other affiliate of Holdings).

“Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time.

“Drag Along Stockholder” has the meaning set forth in Section 2.2(b).

“Fortress” means [●].2

“Fortress Stockholder” means Holdings and any affiliate of Fortress (other than Buyer and its subsidiaries) that Beneficially Owns Buyer Common Shares at any time.

“Fundamental Representations” means certain customary “fundamental representations” to be made by the holders of Buyer Common Shares in connection with a Change of Control Sale or a Transfer to Buyer as contemplated by Section 2.2(c), as applicable, including representations with respect to ownership and authority to Transfer, free of liens, claims and encumbrances, the Buyer Common Shares proposed to be Transferred by such holder of Buyer Common Shares, no conflicts and absence of approvals with respect to the Buyer Common Shares proposed to be Transferred by such holder of Buyer Common Shares, the due authorization, execution, delivery and enforceability of the definitive documents entered into by such holder of Buyer Common Shares in connection with such Transfer, no brokers and compliance with applicable Laws and Judgments.

“Governance and Nominating Committee” has the meaning set forth in Section 1.1(c).

“Holdings” means AAF Holdings LLC, a Delaware limited liability company.

“OpCo” means Brightline Trains LLC.

“Permitted Transferee” means each of DX, LLC, Transmax LLC, TXE II, LLC, Rogich Communications Group, Inc. and any affiliate of the foregoing.

“Permitted Transfers” has the meaning set forth in Section 2.1(b).

2 Note to Draft: To reference applicable Fortress fund that controls Buyer.
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“Purchase Agreement” has the meaning set forth in the recitals.

“Put Amount” has the meaning set forth in Section 2.2(c)(i).

“Put Closing Date” has the meaning set forth in Section 2.2(c)(i).

“Put Closing Extension Period” has the meaning set forth in Section 2.2(c)(ii).

“Put Trigger Date” has the meaning set forth in Section 2.2(c)(i).

“Restricted Period Termination Date” has the meaning set forth in Section 2.1(a).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Designee” means an individual designated in writing by the Stockholder for nomination for election or for appointment to the Board.

“Stockholder Director” means a Stockholder Designee who has been elected or appointed to the Board.

“Stockholder Disposition Event” means the date upon which the Stockholder and its Permitted Transferees cease to collectively hold a number of Buyer Common Shares in excess of 35% of the aggregate number of Buyer Common Shares previously issued and delivered to the Stockholder pursuant to Sections 2.01, 2.02 and 2.04 of the Purchase Agreement; provided that (i) the Buyer Common Share Repurchase Amount shall be disregarded for purposes of this definition from and after the Buyer Common Share Repurchase Closing Date and (ii) a previously occurring Stockholder Disposition Event will be deemed not to have occurred for purposes of Article II of this Agreement if, as a result of an issuance of Buyer Common Shares to the Stockholder pursuant to Section 2.02 or 2.04 of the Purchase Agreement, the Stockholder and its Permitted Transferees collectively hold a number of Buyer Common Shares in excess of 35% of the aggregate number of Buyer Common Shares previously issued and delivered to the Stockholder pursuant to Sections 2.01, 2.02 and 2.04 of the Purchase Agreement.

“Stockholder Investor Rights Initiation Event” means the date upon which the Buyer IPO is consummated; provided that the Stockholder Investor Rights Initiation Event will be deemed not to have occurred if the Stockholder has Transferred any Buyer Common Shares (other than a Permitted Transfer) prior to such date.

“Stockholder Investor Rights Period” means the period beginning on the occurrence of the Stockholder Investor Rights Initiation Event and ending upon the earlier to occur of (i) a Stockholder Investor Rights Termination Event or (ii) the date immediately following the conclusion of the second annual stockholder meeting of Buyer following a Buyer IPO.

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“Stockholder Investor Rights Termination Event” shall be deemed to occur, as of the end of any business day following the occurrence of the Stockholder Investor Rights Initiation Event, upon the earlier of (i) the Stockholder Disposition Event or (ii) a material breach of this Agreement by the Stockholder or any Permitted Transferee, if such material breach has not been or is incapable of being cured within five (5) days after the receipt by the Stockholder or Permitted Transferee (as applicable) of written notice thereof.

“Stockholder Specified Designee” has the meaning set forth in Section 1.1(d).

“Supplemental Approval Trigger Date” means the Supplemental Approval Closing Date; provided that such date is more than twelve months following the date of this Agreement.

“Tag Along Portion” means, with respect to any person, the product of: (i) the aggregate number of Buyer Common Shares proposed to be Transferred in a Change of Control Sale contemplated pursuant to Section 2.2(a), multiplied by (ii) a fraction, the numerator of which is the number of Buyer Common Shares held by such person and the denominator of which is the aggregate number of Buyer Common Shares then held by the Fortress Stockholders, the Tag Along Stockholders and any other holders of Buyer Common Shares, in each case participating in such Change of Control Sale.

“Tag Along Stockholder” has the meaning set forth in Section 2.2(a)(ii).

“Tharaldson Land Purchase Agreement” means the Real Estate Purchase and Sale Agreement by and among Tharaldson Ethanol Plant I, LLC, TMII South Tech, LLC, C.Y. & R.I. Heritage Inn of Palmdale, Inc., C.Y. Heritage Inn of Dayton, Inc., and 4424 Polaris Avenue, LLC, collectively as seller, and Buyer, as purchaser, dated as of September 17, 2018.

“Third Party Transfer Election” has the meaning set forth in Section 2.1(c).

“Third Party Transfer Trigger Date” has the meaning set forth in Section 2.1(d).

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, the entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. “Transferor” means a person that Transfers or proposes to Transfer; and “Transferee” means a person to whom a Transfer is made or is proposed to be made.
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3.2           Interpretation. The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections hereof unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to [●]. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Any applicable Law defined or referred to herein means such applicable Law as from time to time amended, modified or supplemented. Any reference to any statute herein shall also be deemed to refer to all rules and regulations promulgated thereunder. References to a person are also to its successors and permitted assigns. With respect to Buyer Common Shares, such term shall include any shares of Buyer Common Shares or other securities of Buyer received by the Stockholder or any Permitted Transferee as a result of any stock split, stock dividend or distribution, or other subdivision, reorganization, reclassification or similar capital transaction.

ARTICLE IV

Miscellaneous

4.1          Term. This Agreement shall be effective as of the date hereof and shall automatically terminate upon a Stockholder Investor Rights Termination Event. If this Agreement is terminated pursuant to this Section 4.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 1.2, Section 3.2 and this Article IV.

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4.2          Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by email (with written confirmation of receipt), (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

if to Buyer,

Florida East Coast Industries
161 NE 6th Street, Suite 900
Miami, FL 33136
Attention:         Patrick Goddard
Email:               Patrick.Goddard@feci.com

Florida East Coast Industries
117 NE 1st Ave., 11th Floor
Miami, FL 33132
Attention:         Kolleen Cobb
Email:               Kolleen.Cobb@feci.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Attention:         Damien R. Zoubek, Esq.
O. Keith Hallam, III, Esq.
Email:               dzoubek@cravath.com
khallam@cravath.com

if to Holdings,

Fortress Investment Group
1345 Avenue of the Americas
New York, NY 10105
Attention:         Ken Nicholson
Email:               knicholson@fortress.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
 825 Eighth Avenue
 New York, NY 10019-7475
Attention:         Damien R. Zoubek, Esq.
O. Keith Hallam, III, Esq.
Email:               dzoubek@cravath.com
khallam@cravath.com

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if to the Stockholder,

Marnell Companies
222 Via Marnell Way
Las Vegas, Nevada 89119
Attention:         Anthony A. Marnell II
Email:               tmarnell2@marnellcompanies.com

with a copy to:

Holland & Hart LLP
9555 Hillwood Drive
2nd Floor
Las Vegas, NV 89134
Attention:          Gregory Gilbert, Esq.
Email:                GSGilbert@hollandhart.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties in accordance with the provisions of this Section 4.2.

4.3          Amendment. Subject to Section 4.14, this Agreement may be amended, modified, superseded or canceled only by an instrument in writing signed by the Stockholder and Buyer and any of the provisions hereof may be waived only by an instrument in writing signed by or on behalf of the party waiving compliance.

4.4          Assignment. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned by any of the parties (including by operation of Law or otherwise) without the prior written consent of the other party; provided that (a) the Stockholder may assign its rights and obligations under this Agreement in connection with a Transfer to a Permitted Transferee made in compliance with the terms of this Agreement (it being understood, however, that in the event of any Transfer other than pursuant to Section 2.1(b)(i), such Transferee in such Transfer shall not be entitled to any of the benefits of this Agreement) and (b) the Stockholder may assign its rights and obligations set forth in Section 4.14 as the designated representative of any and all of the Permitted Transferee to DX, LLC without the prior written consent of Buyer (provided that the Stockholder shall give Buyer prior written notice of any such assignment). Subject to the immediately preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 4.4 shall be void.

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4.5          Severability. The invalidity, illegality or unenforceability of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Proceeding brought to enforce such restriction.

4.6          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered, in person or by facsimile, or by electronic image scan, receipt acknowledged, to the other parties.

4.7          Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous agreements and understandings between the parties with respect to such matters. No party shall take, or cause to be taken, including by entering into agreements or other arrangements with provisions or obligations that conflict, or purport to conflict, with the terms of this Agreement or any of the transactions contemplated hereby, any action with either an intent or effect of impairing any such other person’s rights under this Agreement.

4.8          Governing Law. This Agreement and disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware, without reference to its conflicts of law principles.

4.9          Jurisdiction. Each party (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County.
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4.10          Service of Process. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 4.2 shall be effective service of process for any Proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to Section 4.9.

4.11          Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law and Judgment, any right it may have to a trial by jury in respect of any Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 4.11.

4.12          Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in the courts referred to in Section 4.9, this being in addition to any other remedy to which the parties are entitled at Law or in equity.

4.13          Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any benefits, rights, or remedies.

4.14          Permitted Transferee Representative. The parties hereto acknowledge and agree that the Stockholder shall be the designated representative of any and all Permitted Transferees with full authority to make all representations and warranties and agree to all covenants on behalf of and in the name of the Permitted Transferees, and to make all decisions and determinations, and to take all actions (including giving consents and waivers or agreeing to any amendments to this Agreement or to the termination hereof) required or permitted hereunder on behalf of the Permitted Transferees, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Permitted Transferee, and any notice, document, certificate or information required to be given, whether in writing or otherwise, to any Permitted Transferee shall be deemed so given if given to the Stockholder and Buyer shall be fully protected against liability in relying on the actions of the Stockholder as being authorized by the Permitted Transferees. The Stockholder shall ensure the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of the Permitted Transferees under this Agreement in accordance with the terms hereof.

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4.15          Confidentiality. The Stockholder shall, and shall use reasonable best efforts to cause its affiliates, officers, directors, employees, agents and representatives to, keep confidential and not disclose to any other person, or use for their own benefit or the benefit of any other person, any information regarding Buyer or any of its affiliates obtained pursuant to this Agreement or in its capacity as an equityholder of Buyer or the terms of this Agreement. The obligations of the Stockholder under this Section 4.15 shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this Section 4.15 or (ii) is required in the opinion of legal counsel to the Stockholder to be disclosed by applicable Law or any Judgment; provided, however, that in any such case, the Stockholder must notify Buyer in writing as early as practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information (and, if requested by Buyer, the Stockholder shall reasonably cooperate, at Buyer’s expense, with any such effort by Buyer to preserve the confidentiality of such information).

4.16          Cooperation. If Buyer has not consummated a Buyer IPO on or prior to the Closing Date, the Stockholder and each Permitted Transferee that then holds any Buyer Common Shares shall use commercially reasonable efforts to cooperate with any action reasonably requested by Buyer from and after the Closing to effect a Buyer IPO (including any corporate reorganization of Buyer or any of its subsidiaries or other reasonable activities, the expenses of which are reimbursed by Buyer).

[The remainder of this page left intentionally blank.]
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

BRIGHTLINE HOLDINGS LLC

By:
Name:
Title:

BENNY’S HOLDCO, LLC

By:	DX, LLC

Its:	Manager

By:
Name:
Title:

[Signature Page to Stockholder Agreement]